Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BT INTERMEDIATE, LLC,

REPAY HOLDINGS CORPORATION,

BECKHAM ACQUISITION LLC,

BECKHAM MERGER SUB LLC

AND

BILLINGTREE PARENT, L.P.

DATED AS OF MAY 7, 2021

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Article 1 CERTAIN DEFINITIONS	2
Section 1.1	Certain Definitions2
Section 1.2	Interpretation19
Article 2 THE MERGER	20
Section 2.1	The Mergers20
Section 2.2	Filing of Merger Certificates; Effective Times20
Section 2.3	Effect of the Merger; Further Assurances21
Section 2.4	Effect of the Merger on Securities22
Article 3 THE CLOSING	23
Section 3.1	Closing of the Transactions Contemplated by this Agreement23
Section 3.2	Deliveries at the Closing23
Section 3.3	Equity Value24
Section 3.4	Tax Withholding27
Article 4 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER AND THE GROUP COMPANIES	28
Section 4.1	Organization and Qualification28
Section 4.2	Company Capitalization; Unit Ownership28
Section 4.3	Subsidiary Capitalization29
Section 4.4	Authority29
Section 4.5	Financial Statements30
Section 4.6	Consents and Approvals; No Violations31
Section 4.7	Significant Contracts32
Section 4.8	Absence of Changes34
Section 4.9	Litigation; Orders36
Section 4.10	Compliance with Applicable Law and Payment Network Rules36
Section 4.11	Employee Plans37
Section 4.12	Environmental Matters39
Section 4.13	Intellectual Property; Data Security40
Section 4.14	Labor Matters42
Section 4.15	Insurance43
Section 4.16	Tax Matters44
Section 4.17	Brokers46
Section 4.18	Real Property46
Section 4.19	Transactions with Affiliates46
Section 4.20	Merchants, Payment Partners, Referral Partners and Vendors47
Section 4.21	COVID-19 Matters48
Section 4.22	PPP Loans48
Section 4.23	Investment Representations48
Section 4.24	Project Glass49
Section 4.25	Confidential Information49
Section 4.26	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES49
Article 5 REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND MERGER SUB	50
Section 5.1	Organization50
Section 5.2	Authority50

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Section 5.3	Subsidiaries50
Section 5.4	Financial Statements51
Section 5.5	Capitalization of Parent, Buyer and Merger Sub51
Section 5.6	Consents and Approvals; No Violations52
Section 5.7	Brokers52
Section 5.8	Financing52
Section 5.9	Acquisition of Equity For Investment53
Section 5.10	Registration Statement53
Section 5.11	Litigation53
Section 5.12	Solvency53
Section 5.13	Parent SEC and NASDAQ Compliance53
Section 5.14	Compliance with Applicable Law54
Section 5.15	Transactions with Affiliates54
Section 5.16	Taxes54
Section 5.17	Absence of Changes55
Section 5.18	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES55
Article 6 COVENANTS	55
Section 6.1	Conduct of Business55
Section 6.2	Access to Information57
Section 6.3	Efforts to Consummate58
Section 6.4	Public Announcements60
Section 6.5	Indemnification; Directors’ and Officers’ Insurance60
Section 6.6	Exclusive Dealing61
Section 6.7	Documents and Information61
Section 6.8	Contact with Customers, Suppliers and Other Business Relations62
Section 6.9	Transfer Taxes62
Section 6.10	Debt Payoff Letters62
Section 6.11	Tax Matters63
Section 6.12	Nasdaq Listing64
Section 6.13	Release of Earn-Out Funds64
Section 6.14	Lock-Up65
Section 6.15	Name Change66
Section 6.16	Employee Benefits Plans66
Section 6.17	Section 280G66
Section 6.18	Project Glass66
Section 6.19	Portfolio Company Disclosures67
Article 7 CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT	67
Section 7.1	Conditions to the Obligations of the Parties67
Section 7.2	Other Conditions to the Obligations of Parent, Buyer and Merger Sub67
Section 7.3	Other Conditions to the Obligations of the Company and Seller69
Section 7.4	Frustration of Closing Conditions69
Article 8 TERMINATION	69
Section 8.1	Termination69
Section 8.2	Effect of Termination70

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Article 9 Survival; Indemnification	70
Section 9.1	Survival70
Section 9.2	Indemnification71
Section 9.3	Order of Recovery72
Section 9.4	Exclusive Remedy72
Section 9.5	Acknowledgement73
Section 9.6	Punitive Damages73
Article 10 MISCELLANEOUS	73
Section 10.1	Representations, Warranties, Covenants and Agreements73
Section 10.2	Entire Agreement; Assignment; Amendment75
Section 10.3	Notices75
Section 10.4	Governing Law77
Section 10.5	Fees and Expenses77
Section 10.6	Construction77
Section 10.7	Exhibits and Schedules77
Section 10.8	Parties in Interest78
Section 10.9	Extension; Waiver78
Section 10.10	Severability78
Section 10.11	Counterparts; Facsimile Signatures78
Section 10.12	WAIVER OF JURY TRIAL78
Section 10.13	Jurisdiction and Venue79
Section 10.14	Remedies79
Section 10.15	Waiver of Conflicts; Privileged Matters79
Section 10.16	Consents81
Section 10.17	Guarantee81
Section 10.18	Non-Recourse81
Section 10.19	R&W Policy82

EXHIBITS

A – Registration Rights Agreement

B – Example Statement of Net Working Capital

C – First Certificate of Merger

D – Second Certificate of Merger

E – Form of Escrow Agreement

F – Accounting Principles

G – Form of Resignation Letter

H – Form of Secretary’s Certificate

I – Form of Termination Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 7, 2021, is made by and among BT Intermediate, LLC, a Delaware limited liability company (the “Company”), Repay Holdings Corporation, a Delaware corporation (“Parent”), Beckham Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Buyer”), Beckham Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and BillingTree Parent, L.P., a Delaware limited partnership (“Seller”). The Company, Parent, Buyer, Merger Sub and Seller shall be referred to herein from time to time collectively as the “Parties”.

RECITALS:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Act, Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving company of the First Merger (the Company, as the surviving company after the First Merger, shall also be referred to as the “Initial Surviving Company”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Act, immediately following the consummation of the First Merger and as part of the same overall transaction as the First Merger, unless Seller delivers a Tax Election, the Initial Surviving Company will merge with and into Buyer (the “Second Merger” and together with the First Merger, the “Mergers”), with Buyer being the surviving entity of the Second Merger (Buyer, as the surviving company after the Second Merger, shall also be referred to as the “Final Surviving Company”);

WHEREAS, for U.S. federal income tax purposes, it is intended that, unless Seller delivers a Tax Election, (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the Company, Buyer, and Merger Sub are parties under Section 368(b) of the Code, and (ii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the board of managers of the Company has (a) determined that it is in the best interests of the Company and its sole member, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby (including the First Merger and, unless Seller delivers a Tax Election, the Second Merger) in accordance with the Delaware Act; and (b) approved this Agreement and the transactions contemplated hereby (including the First Merger and, unless Seller delivers a Tax Election, the Second Merger), on the terms and subject to the conditions of this Agreement;

WHEREAS, Seller owns 100% of the issued and outstanding limited liability company interests and units of the Company (the “Company Units”), and, in its capacity as the sole member of the Company, has approved this Agreement and the Mergers;

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the transactions contemplated hereby (including the Mergers) in accordance with the Delaware Act, in its capacity as sole member of Merger Sub and Buyer, on the terms and subject to the conditions of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Seller’s willingness to enter into this Agreement, Seller and Parent are entering into a Registration Rights Agreement (the “Registration Rights Agreement”), which is attached hereto as Exhibit A.

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WHEREAS, concurrently with the execution of this Agreement, Seller is causing its Affiliates to deliver the Restrictive Covenant Agreements to Parent.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby intending to be legally bound agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1Certain Definitions

. As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Approval” has the meaning set forth in Section 6.17.

“Accounting Firm” has the meaning set forth in Section 3.3(b)(ii).

“Accounting Principles” means the accounting methods, practices, principles, policies and procedures set forth on Exhibit F.

“Accounts Receivable” means all trade accounts receivable and other accounts receivable owing to any Group Company.

“Acquisition Transaction” has the meaning set forth in Section 6.6.

“Actual Adjustment” means an amount, which may be a negative number, equal to (a) the Final Equity Value as finally determined pursuant to Section 3.3(b), minus (b) the Estimated Equity Value.

“Actual Cash” has the meaning set forth in Section 3.3(b)(ii).

“Actual Company Expenses” has the meaning set forth in Section 3.3(b)(ii).

“Actual Indebtedness” has the meaning set forth in Section 3.3(b)(ii).

“Actual Net Working Capital Adjustment” has the meaning set forth in Section 3.3(b)(ii).

“Adjustment Calculation Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“Adjustment Escrow Account” has the meaning set forth in Section 3.2(c)(iii).

“Adjustment Escrow Amount” has the meaning set forth in Section 3.2(c)(iii).

“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

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“Aggregate Closing Cash Consideration” means an amount of cash, equal to (a) the Estimated Equity Value, minus (b) the Aggregate Seller Closing Stock Amount.

“Aggregate Seller Closing Stock Amount” means an amount, equal to $228,250,000.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws, embargoes or restrictive measures relating to the prevention of corruption and bribery, including, the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 and any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Anti-Terrorism Laws” means all U.S. and non-U.S. Laws, embargoes or restrictive measures relating to (i) economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Entity; and (ii) terrorism or the prevention of money laundering, including the USA PATRIOT Act, the Bank Secrecy Act, the Currency and Foreign Transactions Reporting Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act and Executive Order No. 13224, effective September 24, 2001.

“Antitrust Law” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Boston, Massachusetts and Phoenix, Arizona are open for the general transaction of business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Arrangements” has the meaning set forth in Section 6.17.

“Buyer Disclosure Schedules” means the schedules delivered by Parent and Buyer to the Company as of the date hereof qualifying the terms of this Agreement.

“Buyer Fundamental Representations” mean the representations and warranties contained in Section 5.2 (Authority), Section 5.5 (Capitalization of Parent, Buyer and Merger Sub) and Section 5.7 (Brokers).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Material Adverse Effect” means any fact, circumstance, occurrence, event, change, result or development which had, or is reasonably likely to have, individually or in the aggregate with any other fact, circumstance, occurrence, event, change, result or development, a material adverse effect upon (x) the financial condition, business, or results of operations of Parent, Buyer and Merger Sub, taken as a whole or (y) the ability of Parent, Buyer and Merger Sub to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination in determining whether a Buyer Material Adverse Effect has occurred or is reasonably likely to occur: (a) conditions generally affecting the

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economy, business conditions or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (b) any national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon a country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel, (c) changes in GAAP, (d) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (e) any change that is generally applicable to the industries or markets in which Parent or any of its Subsidiaries operates, (f) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with Parent) or litigation arising from or relating to this Agreement or the transactions contemplated hereby, (g) any failure by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the underlying cause of failure may be taken into account if otherwise eligible pursuant to this proviso), (h) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby, or (i) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, fires or other natural disasters, weather conditions, epidemics or pandemics or disease outbreak (including the COVID-19 Pandemic) or any COVID-19 Measures, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic, or disease outbreak (including the COVID-19 Pandemic) or material worsening of such conditions threatened or existing as of the date of this Agreement and other force majeure events in the United States or any other any location where Parent has material operations or sales after the date hereof; except with respect to clauses (a) through (e) and (i) above, if any such fact, circumstance, occurrence, event, change, result or development has, or is reasonably likely to have, a disproportionate effect on Parent, Buyer and Merger Sub, taken as a whole, relative to other participants in the industries in which Parent, Buyer and Merger Sub participate.

“Buyer Parties” has the meaning set forth in Section 10.1(a).

“Capital Stock” has the meaning set forth in Section 6.14(b)(i).

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), Division N (Additional Coronavirus Response and Relief) of Section 9 of the Consolidated Appropriations Act, Pub.L. 116-260 (12/21/2020), the American Rescue Plan Act of 2021, Pub.L. 117-2 (3/11/2021) and any successor legislation thereto.

“Cash and Cash Equivalents” means, as of the Adjustment Calculation Time, the sum of all cash and the fair market value (expressed in United States dollars) of cash equivalents whether located in the United States or anywhere else in the world (including marketable securities, checks, bank deposits and short term investments) of the Group Companies, in each case, calculated in accordance with GAAP, except as modified by the Accounting Principles. Cash and Cash Equivalents shall be calculated (i) net of issued but uncleared checks and drafts, (ii) shall include checks, other wire transfers and drafts deposited or available for deposit for the account of any Group Company and (iii) shall be exclude any fiduciary funds (including any restricted cash for ISO reserves, merchant reserves and similar arrangements). For the avoidance of doubt, Cash and Cash Equivalents shall be reduced by the amount of Cash and Cash Equivalents used on the Closing Date after the Adjustment Calculation Time and prior to the Closing to pay any items of Indebtedness or Company Expenses.

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“Change in Control Payment” means any amount payable by any of the Group Companies to any employee, individual independent contractor, director, officer or manager in connection with the transactions contemplated by this Agreement, which is due under an arrangement not implemented by, or at the express direction of, Parent, Buyer or any of their respective Affiliates, including any change in control, transaction or sale payments or bonuses, retention or incentive payments, severance benefits (including due to any termination of employment or service of such employee, individual independent contractor, director, officer or manager on or before the Closing Date) and other similar payments (including an agreed upon amount of $150,000 with respect to the Contract set forth on the Change in Control Payment Schedule) and, if any, other than with respect to the Contract set forth on the Change in Control Payment Schedule, the employer portion of any employment, payroll or other similar Tax withholdings thereon, and solely to the extent any such amount has not been paid as of the Closing Date.

“change of control transaction” has the meaning set forth in Section 6.14(b)(i).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Indebtedness” means the Indebtedness of the Group Companies as of immediately prior to the Closing.

“Closing Stock Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Aggregate Seller Closing Stock Amount, by (y) the Parent Common Stock Value.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Disclosure Schedules” means the schedules delivered by Seller and the Company to Buyer as of the date hereof qualifying the terms of this Agreement.

“Company Expenses” means, without duplication, (a) the aggregate fees and expenses of the Group Companies (or Seller or its Affiliates to the extent a Group Company may be liable) relating to the negotiation and execution of the transactions contemplated hereby to any financial advisor, broker or finder, or to any attorney, accountant, consultant, or other professional for services provided prior to the Closing, including (i) Financial Technology Partners LP (or one or more of its Affiliates) for investment banking services for the Group Companies, (ii) Kirkland & Ellis LLP for legal services to the Group Companies, (iii) PricewaterhouseCoopers for tax and accounting services to the Group Companies, (iv) the applicable Management Company for the Final Payment (as defined in that certain termination agreement delivered pursuant to Section 7.2(c)(viii)), and (v) any other third party advisors, in each case to the extent unpaid as of the Closing, (b) all Change in Control Payments to the extent payable at or as a result of Closing; and (c) all costs and expenses related to any paying agent or exchange agent agreement; provided, however, that “Company Expenses” shall exclude (x) any amounts based upon or arising from any arrangements put in place by, or by any Group Company at the request of, Buyer, (y) any amounts related to the Escrow Agreement or the R&W Policy, and (z) any amounts included in the calculation of Indebtedness.

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“Company Fundamental Representations” mean the representations and warranties contained in Section 4.2 (Company Capitalization; Unit Ownership), Section 4.3 (Subsidiary Capitalization), Section 4.4 (Authority) and Section 4.17 (Brokers).

“Company Intellectual Property Rights” has the meaning set forth in Section 4.13(a).

“Company Material Adverse Effect” means any fact, circumstance, occurrence, event, change, result or development which had, or is reasonably likely to have, individually or in the aggregate with any other fact, circumstance, occurrence, event, change, result or development, a material adverse effect upon (x) the financial condition, business, or results of operations of the Group Companies, taken as a whole or (y) the ability of Seller or any Group Company to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: (a) conditions generally affecting the economy, business conditions or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (b) any national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon a country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel, (c) changes in GAAP, (d) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (e) any change that is generally applicable to the industries or markets in which the Group Companies operate, (f) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company) or litigation arising from or relating to this Agreement or the transactions contemplated hereby, (g) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the underlying cause of failure may be taken into account if otherwise eligible pursuant to this proviso), (h) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby, or (i) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, fires or other natural disasters, weather conditions, epidemics or pandemics or disease outbreak (including the COVID-19 Pandemic) or any COVID-19 Measures, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic, or disease outbreak (including the COVID-19 Pandemic) or material worsening of such conditions threatened or existing as of the date of this Agreement and other force majeure events in the United States or any other any location where the Group Companies has material operations or sales after the date hereof; except with respect to clauses (a) through (e) and (i) above, if any such fact, circumstance, occurrence, event, change, result or development has, or is reasonably likely to have, a disproportionate effect on the Group Companies, taken as a whole, relative to other participants in the industries in which the Group Companies participate.

“Company Owned Intellectual Property Rights” means all Intellectual Property Rights owned, purported to be owned, and/or developed by or on behalf of any Group Company.

“Company Parties” has the meaning set forth in Section 9.1.

“Company Products” has the meaning set forth in Section 4.13(c).

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“Company Software” means any and all proprietary software owned, purported to be owned and/or developed by or on behalf of any Group Company.

“Company Systems” has the meaning set forth in Section 4.13(i).

“Company Units” has the meaning set forth in the Recitals.

“Company’s Knowledge”, “Knowledge of the Company”, “known to the Company” or any similar phrase means, as it relates to Seller, the Company or any other Group Company, as of the applicable date, (i) the actual knowledge of Christine “Chris” Lee, Bryan Schreiber, Barton “Chip” Bright, Chad Probst, Terri Harwood and Melissa Kirk, and (ii) the knowledge such Persons would reasonably be expected to have after reasonable due inquiry.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 3, 2020, by and between Electronic Payment Providers, Inc. and Parent.

“Contract” or “Contracts” means any legally binding written and oral agreements, contracts, leases (whether for real or personal property), settlement agreements, franchise agreements, obligations, undertakings, licenses, indenture, mortgage, instrument, purchase and sale order, statement of work and other commitments to which, in each case, a Person is a party, including any amendments, addendums, supplements and other modifications thereto.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety, protective equipment or any other Law, Order, directive, guideline, recommendation or pronouncement promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 Pandemic, including, but not limited to, the CARES Act and Families First Act.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Credit Facilities” means the Amended and Restated Credit Agreement, dated as of April 18, 2018, by an among Electronic Payment Providers, Inc., as Borrower thereunder, the Lenders from time to time party thereto, and Madison Capital Funding LLC, as Agent (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.

“D&O Tail Policy” has the meaning set forth in Section 6.5(b).

“Damages” means any and all actual losses, damages, fines, judgments, awards, penalties, fees, costs (including costs of enforcement) and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing), whether related to first party or third party claims.

“Data Breach” means the unlawful destruction, loss or alteration, or unauthorized disclosure of, or access to, Personal Data Processed by a Group Company.

“Debt Payoff Letters” has the meaning set forth in Section 6.10.

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“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Earn-Out Escrow Account” has the meaning set forth in Section 3.2(c)(iv).

“Earn-Out Escrow Amount” has the meaning set forth in Section 3.2(c)(iv).

“Earn-Out Escrow Funds” means, at any time, the portion of the Earn-Out Escrow Amount then remaining in the Earn-Out Escrow Account.

“Employee Benefit Plan” means each plan, fund, program, agreement or arrangement that is sponsored or maintained by, or required to be sponsored or maintained by, any Group Company or to which any Group Company makes contributions, or has an obligation to make contributions, or with respect to which any Group Company has any Liability (contingent or otherwise), providing for employee benefits or for the remuneration of any current or former employee, individual independent contractor, director, officer or manager or any spouse, dependent or beneficiary of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option, phantom right or unit and other equity compensation plan, “welfare plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), “pension plan” (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), employment, retention, severance, termination pay or change of control plan or agreement, health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal, fringe benefit or other employee benefit plan, fund, program, agreement or arrangement, determined without regard to whether such plan, fund, program, agreement or arrangement is subject to ERISA.

“Enterprise Value” means $503,250,000.

“Environmental Laws” means all applicable Laws or Orders concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, discharge, release, or cleanup of any Hazardous Materials, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“Environmental Permits” means any permit, approval, license, registration, certification, consent or other authorization required under any applicable Environmental Law.

“Equity Security” means, with respect to any Person, any equity interest, including any capital stock, share, membership, limited liability company, partnership or limited partnership interest, unit or other equity security or voting security of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that would be treated at any relevant time, together with any Group Company, as a single employer within the meaning of Section 414 of the Code or 4001(b) of ERISA.

“Escrow Agent” has the meaning set forth in Section 3.2(c)(iii).

“Escrow Agreement” has the meaning set forth in Section 3.2(c)(iii).

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“Escrow Funds” means the Adjustment Escrow Funds and the Earn-Out Escrow Funds.

“Estimated Closing Cash” has the meaning set forth in Section 3.3(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 3.3(a).

“Estimated Closing Net Working Capital Adjustment” has the meaning set forth in Section 3.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 3.3(a).

“Estimated Company Expenses” has the meaning set forth in Section 3.3(a).

“Estimated Equity Value” means an amount equal to (a) the Enterprise Value, plus (b) the Estimated Closing Net Working Capital Adjustment (which may be a negative number), plus (c) the Estimated Closing Cash, minus (d) the amount of Estimated Closing Indebtedness, minus (e) the amount of Estimated Company Expenses.

“Example Statement of Net Working Capital” means the example calculation of Net Working Capital attached as Exhibit B hereto, which assumes that the Closing occurred on February 28, 2021.

“Excess Amount” has the meaning set forth in Section 3.3(c)(i).

“Exchange Act “ means the Securities Exchange Act of 1934, as amended.

“Federal Rules of Evidence” means the Federal Rules of Evidence of the United States as in effect on the date of this Agreement.

“Final Equity Value” means an amount equal to (a) the Enterprise Value, plus (b) the Actual Net Working Capital Adjustment (which may be a negative number), plus (c) the Actual Cash, minus (d) the amount of Actual Indebtedness, minus (e) the amount of Actual Company Expenses.

“Final Surviving Company” has the meaning set forth in the Recitals.

“Financial Statements” has the meaning set forth in Section 4.5(a)(i).

“FIRPTA Certificate” has the meaning set forth in Section 7.2(c).

“First Certificate of Merger” has the meaning set forth in Section 2.2.

“First Effective Time” has the meaning set forth in Section 2.2.

“First Merger” has the meaning set forth in the Recitals.

“Fixed Consideration” refers to the Closing Stock Merger Consideration.

“Fraud” means actual and intentional fraud under Delaware common law, which requires an act in the making of a specific representation or warranty expressly set forth in Article 4 or Article 5 of this Agreement or in any certificate delivered in connection herewith, committed by the Party making such express representation or warranty, with intent to deceive another Party, and to induce him, her or it to enter into this Agreement and requires (a) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement or in any certificate delivered in connection herewith; (b) actual knowledge that such representation is false (as opposed to any fraud claim based on

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constructive knowledge, negligent or reckless misrepresentation or a similar theory); (c) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (d) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such Party to suffer damages by reason of such reliance. For clarity, a claim for Fraud may only be made against the Party committing such Fraud.

“Fundamental Representations” means the Buyer Fundamental Representations and the Company Fundamental Representations.

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other outstanding payment obligations (including any penalties, make-whole payments, breakage costs, prepayment premiums and other amounts payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any Group Company consisting of (a) indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities) or indebtedness issued in substitution or exchange for borrowed money (whether by loan or the issuance and sale of debt securities), including under the Credit Facilities, or (b) long or short-term indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (i) obligations under operating leases or capitalized leases, (ii) undrawn letters of credit (including any that are outstanding under the Credit Facilities), (iii) obligations under any interest rate, currency or other hedging agreements (other than breakage costs payable upon termination thereof on the Closing Date), (iv) performance bond, banker acceptance or similar obligation, (v) any deferred revenue, (vi) amounts included in the Company Expenses or in the calculation of Net Working Capital, (vii) any obligation between the Company and any Subsidiary of the Company or between any two Subsidiaries of the Company, or (viii) any deferred purchase price of assets, property, goods or services paid or unpaid, including the maximum amount of any potential earnout payments, whether or not to be satisfied in cash or equity.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws or articles of association, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of association.

“Governmental Entity” means any foreign, domestic, national, multinational, supra national, federal, state, provincial, municipal, county or local governmental, regulatory, administrative or quasigovernmental authority, agency, board, bureau, division, instrumentality or commission or any judicial or arbitral body (public or private), including in the United States and any public international organization.

“Governmental Official” means (a) any director, officer or employee of any Governmental Entity, (b) any person acting in an official capacity on behalf of a Governmental Entity, (c) any director, officer or employee of a Person that is majority or wholly owned by a Governmental Entity, (d) any director, officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

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“Group Companies” means, collectively, the Company and each of its Subsidiaries; provided, however, “Group Companies” shall not include, unless expressly stated otherwise, any Person acquired or formed (directly or indirectly) in connection with Project Glass for purposes of Article 4 (or in the definitions or Company Disclosure Schedules related thereto) other than for purposes of Section 4.3 and Section 4.24 (and the definitions and express Company Disclosure Schedules related thereto).

“Hazardous Material” means any material, substance, or waste that is defined, regulated, or classified as “hazardous,” “toxic,” “radioactive,” a “pollutant,” or “contaminant,” or words of similar meaning and regulatory effect under any Environmental Law, including petroleum or petroleum products, any by-products, derivatives, or combinations of such material, any lead, asbestos, asbestos-containing material, presumed asbestos-containing material, poly-chlorinated biphenyls, per- or polyfluorinated substance, solvents and waste oil, and any other substances or materials as regulated pursuant to Environmental Laws.

“HCERA ” has the meaning set forth in Section 4.11(k).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immigration Laws” has the meaning set forth in Section 4.14(g).

“Indebtedness” means, as of any time, without duplication, (a) Funded Indebtedness, (b) liabilities under conditional sales Contracts or similar title retention instruments; (c) any capitalized lease obligations of any Group Company as determined in accordance with GAAP (interpreted as if FASB Accounting Standard Codification Topic 842 has not taken effect); (d) any liabilities of any Group Company under interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements (with the amount of such Indebtedness being deemed to equal the aggregate breakage costs and other amounts required to terminate and settle such agreement on the Closing Date); (e) all liabilities under or in connection with any letters of credit, surety bonds, performance bonds or bankers’ acceptances or similar items or obligations, in each case, solely to the extent drawn or a funding claim has been made; (f) all liabilities for accrued and unpaid income Taxes of any Group Company (regardless of whether such Taxes are due and payable as of the Closing Date) with respect to all Pre-Closing Tax Periods for which Tax Returns are not yet due as of the Closing Date, calculated in accordance with applicable Tax Law, past practice and applicable Tax principles (and not GAAP or other accounting principles) of the Group Companies as of the end of the Closing Date (to the extent not inconsistent with applicable Tax Law), which amount shall not be less than zero and which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax for periods prior to January 1, 2021, and taking into account any estimated Tax payments actually paid on or before the Closing Date and any Transaction Tax Deductions; (g) deferred payroll taxes under the CARES Act; (h) any deferred purchase price of assets or property related to past acquisitions, including the expected value of any potential earnout payments, whether or not to be satisfied in cash or equity (other than the Project Glass Earn-Out); (i) all accrued or declared but unpaid dividends or distributions; (j) liabilities secured by any Liens (other than Permitted Liens (excluding Liens described on the Permitted Lien Schedule)) on any assets, rights or properties of any Group Company; (k) the item set forth on the Indebtedness Schedule; (l) all accrued but unpaid bonuses to employees which are required to be accrued by any Group Company pursuant to the Accounting Principles; (m) all interest, prepayment penalties, premiums, breakage, termination, “make-whole” or other costs, fees and expenses that would arise or become due as a result of the prepayment of any of the liabilities referred to in clauses (a) through (l) of this definition; and (n) all liabilities of the type referred to in clauses (a) through (m) of this definition of any Person other than any Group Company the payment of which any Group Company is responsible or liable, directly or indirectly, with or without contingency, as obligor, guarantor, surety or otherwise, including any guarantee or keep well obligations

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related to such liabilities (other than obligations of the Company in respect of any of its Subsidiaries and obligations of any Subsidiary in respect of any other Subsidiary). Notwithstanding the foregoing, “Indebtedness” shall not include any item that would otherwise constitute “Indebtedness” that is (i) an obligation between the Company and any Subsidiary of the Company or between two Subsidiaries of the Company, (ii) an operating lease obligation, (iii) any undrawn letters of credit, surety bonds, performance bonds or bankers’ acceptances or similar items or obligations, (iv) any earn-out with respect to Project Glass, (v) deferred revenue, (vi) amounts included in the Company Expenses or in the calculation of Net Working Capital or (vii) any accrued but unpaid Liabilities for paid time off (PTO).

“Initial Surviving Company” has the meaning set forth in the Recitals.

“Intellectual Property Rights” means any or all of the following and all rights arising out of or associated therewith: (a) trademarks, trademark applications, service marks, service mark applications, trade names, and all goodwill associated therewith; (b) patent rights (including issued patents, patent applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors’ certificates); (c) copyrights, copyrightable works, copyright registrations, copyright applications; and all registrations and applications therefor; and (d) Internet domain names, trade secrets, know-how, technical information, rights in computer software (whether in source or object code), and related documentation, databases and data collections, proprietary manufacturing information and inventions, drawings and designs, in each case, to the extent protectable by applicable Law.

“Intended Tax Treatment” has the meaning set forth in Section 6.11(a).

“Latest Balance Sheet” has the meaning set forth in Section 4.5(a)(ii).

“Law” means the common law of any nation, state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, ordinance, treaty, regulation, rule, injunction, judgment, decree, Order, or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lease” has the meaning set forth in in Section 4.18.

“Liability” means any Indebtedness, liability, obligation, debt, expense, claim, Damage, guaranty, endorsement, loss, cost, penalty, fine or commitment of any kind or nature, whether known or unknown, secured or unsecured, matured or unmatured, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License In” has the meaning set forth in Section 4.13(e).

“License Out” has the meaning set forth in Section 4.13(e).

“Lien” means any mortgage, pledge, security interest, encumbrance, option, lien, charge, right of first refusal, right of first offer, right of first negotiation, preemptive right, conditional sale agreement or other title retention agreement, attachment, deed of trust, transfer restriction, easement, right of way, encroachment, servitude or other similar restriction.

“Lock-Up Period” has the meaning set forth in Section 6.14(a).

“Management Companies” has the meaning set forth on Schedule 1.1(a).

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“Member Bank” means a member of any Payment Network which is authorized by such payment network to enter or receive transactions into (or from) such payment network’s settlement and authorization systems.

“Merger Consideration Dispute Notice” has the meaning set forth in Section 3.3(b)(ii).

“Merger Shares” means the shares of Parent Common Stock representing the Closing Stock Merger Consideration.

“Mergers” has the meaning set forth in the preamble to this Agreement.

“Merger Sub” has the meaning set forth in the Recitals.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means (i) all current assets (excluding Cash and Cash Equivalents and deferred income Tax assets and income Tax assets) of the Group Companies, minus (ii) all current liabilities (excluding any items constituting Indebtedness, Company Expenses and deferred income Tax liabilities and income Tax liabilities) of the Group Companies, in each case using the same line items set forth on the Example Statement of Net Working Capital and calculated in accordance with the Accounting Principles. For the avoidance of doubt, (i) the “Group Companies” for purposes of this definition shall include any Person which is acquired or formed in connection with Project Glass, (ii) the determination of Net Working Capital will take into account only those components (i.e., only those line items) (and for clarity shall exclude any accounts or line item listed as “to be excluded”) and adjustments reflected on the Example Statement of Net Working Capital and without any introduction of any new reserves or accounts. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Accounting Principles.

“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital exceeds the Target Net Working Capital or (b) the amount by which Net Working Capital is less than the Target Net Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to the immediately preceding clause (b) shall be deemed to be and expressed as a negative number.

“Non-Privileged Deal Communications” has the meaning set forth in Section 10.15(c).

“Open Source Software” means any software that is licensed pursuant to: (a) any license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses; or (b) any license under which software is licensed as “free software” or “open source software.”

“Order” means any order, judgment, ruling, injunction, award, stipulation, assessment, decree, writ, subpoena or verdict whether preliminary or final, of any Governmental Entity, arbitrator or mediator and any settlement agreement or compliance agreement entered by any Governmental Entity into in connection with any Proceeding.

“Ordinary Course of Business” means the ordinary course of business of the Group Companies consistent with the Group Companies’ past custom and practice (including with respect to quantity and frequency).

“Parent” has the meaning set forth in the preamble to this Agreement.

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“Parent Common Stock” means the Class A Common Stock of Parent, par value $0.0001 per share.

“Parent Common Stock Value” means $22.7085.

“Parent Financial Statements” has the meaning set forth in Section 5.4(a).

“Parent’s Knowledge”, “Knowledge of the Parent”, “known to the Parent” or any similar phrase means, as it relates to Parent, Buyer and Merger Sub, as of the applicable date, (i) the actual knowledge of John Morris, Tim Murphy, Jake Moore and Tyler Dempsey, and (ii) the knowledge such Persons would reasonably be expected to have after reasonable due inquiry.

“Parent Parties” has the meaning set forth in Section 9.1.

“Parent Preferred Stock” means the preferred stock of Parent, par value $0.0001 per share.

“Parent SEC Reports” has the meaning set forth in Section 5.13(a).

“Parthenon” has the meaning set forth in Section 6.4.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Paycheck Protection Program” means the Paycheck Protection Program established by the CARES Act.

“Payment Card Industry Data Security Standard” shall mean the security standard promulgated by PCI Security Standards Council and applicable to certain organizations that handle payment and/or personal information, and any other security standard promulgated by any Payment Network through which any Group Company receives or processes payments.

“Payment Network” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, the National Automated Clearing House Association, and any other card association, debit card network, electronic payments or similar organization or association having clearing or oversight responsibilities, in each case with whom any Group Company may directly or indirectly have a sponsorship or similar authorization or agreement and any legal successor organizations or association of any of them.

“Payment Network Rules” means the rules, regulations, bylaws, standards, policies, manuals, or procedures or published written guidance of, or applicable to, any Payment Network, including with respect to the processing of credit or debit card information or electronic payments or funds transfers and the Payment Card Industry Data Security Standards.

“Payment Partners” has the meaning set forth in Section 4.20(a).

“Permit” means, with respect to a Person, any license, permit, registration, certification, approval or other authorization issued by any Governmental Entity to such Person or any of such Person’s Subsidiaries, together with any amendments, supplements and other modifications thereto.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’, bankers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet due and payable, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith through appropriate proceedings and for which appropriate reserves are

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maintained in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, (e) non-exclusive licenses of Intellectual Property Rights, (f) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby and (g) Liens described on the Permitted Liens Schedule.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means (a) all information or data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual, including name, photo, video, social security number or other identification number, telephone number, home address, driver’s license number, account number, email address, and online identifier such as an IP address, or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of the individual; or (b) as the terms “personal data,” “personal information, “personally-identifiable information,” “nonpublic personal information,” or similar terms, are otherwise defined under Privacy and Information Security Requirements.

“Portfolio Company” has the meaning set forth in Section 4.25.

“Post-Closing Adjustment” means the adjustments effected pursuant to Section 3.3(c).

“Post-Closing Covenant” has the meaning set forth in Section 9.1.

“Post-Closing Merger Consideration” means, as of any date of determination, an amount (if any) equal to the sum of (i) the Excess Amount paid or payable to Seller (in its capacity as such), plus (ii) the portion of the Escrow Funds paid or payable to Seller (in its capacity as such).

“PPACA” has the meaning set forth in Section 4.11(k).

“PPP Loan” has the meaning set forth in Section 4.22.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy and Information Security Requirements” means all applicable Laws relating to the Processing of Personal Data, such as, if applicable to the Group Companies, the California Consumer Privacy Act (CCPA), the Health Information Technology for Economic and Clinical Health Act, the Financial Services Modernization Act of 1999, and the Payment Card Industry Data Security Standards.

“Privacy Notices” means any external notices and policies made available by a Group Company to any third party in respect of its Processing of Personal Data.

“Privileged Communications” has the meaning set forth in Section 10.15(a).

“Privileged Deal Communications” has the meaning set forth in Section 10.15(b).

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“Proceeding” means any proceeding, lawsuit, complaint, charge, prosecution, claim, demand, notice, action, suit, litigation (in law or in equity), hearing, audit, investigation, inquiry, assessment, reassessment, examination, dispute, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted, heard or pending by or before any Governmental Entity, whether administrative, judicial or arbitrative in nature, arbitrator, mediator or arbitration tribunal.

“Process,” “Processed,” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure of data.

“Processor” means any Person that directly or indirectly provides credit, debit, funds transfer, ACH or other electronic payment services to or on behalf of any Group Company.

“Project Glass” has the meaning set forth on Schedule 1.1(a).

“Project Glass Earn-Out” means the earnout contemplated by Section 2.4 of the Project Glass Purchase Agreement.

“Project Glass Earn-Out Amount” has the meaning set forth in Section 6.13.

“Project Glass Purchase Agreement” has the meaning set forth on Schedule 1.1(a).

“Project Glass Target” has the meaning set forth on Schedule 1.1(a).

“Proposed Closing Date Calculations” has the meaning set forth in Section 3.3(b)(i).

“R&W Policy” has the meaning set forth in Section 10.19.

“Registered IP” has the meaning set forth in Section 4.13(a).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement” means a Registration Statement on Form S-3, in the form of a shelf registration statement or an amendment to an existing shelf registration statement, relating to the resale of the applicable Closing Stock Merger Consideration.

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual.

“Restricted Person” has the meaning set forth in the applicable Restrictive Covenant Agreement.

“Restrictive Covenant Agreements” means those certain non-solicitation and non-disclosure agreements dated as of the date hereof between Parent and the Restricted Persons named therein.

“Review Period” has the meaning set forth in Section 3.3(b)(ii).

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“Sanctioned Country” means any country or region that is or has been in the past five (5) years the subject or target of any restrictions under Anti-Terrorism Laws, including Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under any Anti-Terrorism Laws or Laws relating to export, reexport, transfer and import controls, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; the EU Consolidated List of Designated Parties, maintained by the European Union; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); and the UN Consolidated List, maintained by the UN Security Council Committee; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any Person that is organized, resident or located in a Sanctioned Country.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means the Company Disclosure Schedules and the Buyer Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Section 280G” has the meaning set forth in Section 6.17.

“Second Certificate of Merger” has the meaning set forth in Section 2.2.

“Second Effective Time” has the meaning set forth in Section 2.2.

“Second Merger” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Seller Parties” has the meaning set forth in Section 10.1(a).

“Shortfall Amount” has the meaning set forth in Section 3.3(c)(ii).

“Side Letter” means that certain letter agreement, dated as of the date hereof, by and between Seller, Parent and Buyer.

“Significant Contract” has the meaning set forth in Section 4.7(b).

“Significant Permit” has the meaning set forth in Section 4.10.

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally

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determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, and (b) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date, and (c) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Specified Counsel” has the meaning set forth in Section 10.15(a).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Stratus” has the meaning set forth in Section 4.10(d).

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association, or other business entity of which (a) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation or a company). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. Notwithstanding the foregoing, “Subsidiary” shall not include any Person acquired or formed (directly or indirectly) in connection with Project Glass for purposes of Article 4 (or in the definitions or Company Disclosure Schedules related thereto) other than for purposes of Section 4.3 and Section 4.24 (and the definitions and express Company Disclosure Schedules related thereto).

“Target Net Working Capital” means $6,714,000.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, premium, windfall profits, environmental, escheat, unclaimed property, profits, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, withholding, or other tax of any kind whatsoever, and any interest, penalties or additions thereto, whether disputed or not.

“Tax Election” has the meaning set forth in Section 2.1(c).

“Tax Return(s)” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Top Customers” has the meaning set forth in Section 4.20(a).

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“Top Referral Partners” has the meaning set forth in Section 4.20(a).

“Top Suppliers” has the meaning set forth in Section 4.20(a).

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Restrictive Covenant Agreements, the Registration Rights Agreement, the Termination Agreement, the Side Letter, the First Certificate of Merger and, if applicable, the Second Certificate of Merger.

“Transaction Tax Deductions” means, to the extent “more likely than not” permitted by applicable Tax Law, any loss or deduction, which is deductible for U.S. federal income Tax purposes during the Pre-Closing Tax Period, resulting from or attributable to, without duplication: (a) the payment of severance payments, retention payments or similar payments made by any of the Group Companies on or around the Closing Date or included in the computation of Indebtedness or Net Working Capital; (b) the payment of fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees or any previously unamortized amounts triggered by the transaction) incurred by any of the Group Companies with respect to the payment of Indebtedness in connection with the transactions contemplated by this Agreement (whether paid prior to, on or after the Closing); and (b) Company Expenses; provided that, in connection with the foregoing, the Parties shall act as if they made an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any success-based fees that were paid by or on behalf of the Group Companies as an amount that did not facilitate the transactions contemplated under this Agreement and therefore treat 70% of such costs as deductible in the taxable year that includes the Closing Date for U.S. federal income tax purposes.

“Unaudited Financial Statements” has the meaning set forth in Section 4.5(a)(ii).

“Waived 280G Benefits” has the meaning set forth in Section 6.17.

Section 1.2Interpretation

. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the words “party” or “parties” shall refer to parties to this Agreement; (f) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (g) the word “or” is disjunctive but not necessarily exclusive; (h) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (i) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (j) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (k) references to any Person include the successors and permitted assigns of that Person; (l) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (m) the words “dollar” or “$” shall mean U.S. dollars; (n) the word “threatened” or any variation thereof means “threatened in writing”; (o) the word “day” means calendar day unless Business Day is expressly specified; and (p) documents or other information or materials will be deemed to have been “made available” to Buyer if, to the extent purported to be made available as of the date hereof, such documents, information or materials have been (i) posted to an electronic data room maintained by or on behalf of the Company, or (ii) delivered or provided to Buyer or Parent or its representatives, in each case by the day prior to the execution and delivery of this Agreement. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

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Article 2
THE MERGER

Section 2.1The Mergers

.

(a)At the First Effective Time, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company, the separate limited liability company existence of Merger Sub shall cease and the Company shall continue as the surviving company and become a wholly-owned subsidiary of Parent.

(b)Unless Seller delivers a Tax Election as described in Section 2.1(c), at the Second Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Initial Surviving Company shall merge with and into Buyer, the separate limited liability company existence of the Initial Surviving Company shall cease and Buyer shall continue as the surviving company and a wholly-owned subsidiary of Parent.

(c)On or prior to the date that is five (5) Business Days prior to the Closing Date, Seller may, in its sole and absolute discretion, deliver a written notice to Parent that Seller desires for the transactions contemplated by this Agreement to be treated for federal income tax purposes as a taxable sale of the Company Units by Seller (rather than the treatment as described in the first sentence of Section 6.11(a)) (a “Tax Election”). In the event Seller delivers a Tax Election to Parent in accordance with this Section 2.1(c), (i) the Parties shall not consummate the Second Merger (and shall not file the Second Certificate of Merger), (ii) the Parties shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement to be treated as a taxable sale as described in clause (i) of this Section 2.1(c), (including, if necessary, by the creation of additional entities taxed as corporations in the Buyer structure), and (iii) the representations and warranties set forth on Section 4.16(r) of the Company Disclosure Schedules and Section 5.16 of the Buyer Disclosure Schedules regarding the reorganization under Section 368(a) and the consequences thereof shall be disregarded for purposes of this Agreement (including for purposes of Section 7.2(a) and Section 7.3(a)), as applicable. Notwithstanding anything herein to the contrary, (x) Parent, Buyer and their respective Subsidiaries and Affiliates acknowledge and agree that no representation, warranty, agreement or covenant of the Company or Seller shall be deemed untrue or not performed to the extent such untruth or non-performance solely results from the making of the Tax Election contemplated by this Section 2.1(c) (excluding, for this purpose, the covenants set forth in Section 6.11(a) regarding the Tax Election and consequences thereof), and (y) Seller and the Group Companies acknowledge and agree that no representation, warranty, agreement or covenant of Parent, Buyer or their respective Subsidiaries and Affiliates shall be deemed untrue or not performed to the extent such untruth or non-performance solely results from the making of the Tax Election contemplated by this Section 2.1(c) (excluding, for this purpose, the covenants set forth in Section 6.11(a) regarding the Tax Election and consequences thereof).

Section 2.2Filing of Merger Certificates; Effective Times

. At the Closing, subject to satisfaction or waiver of the conditions specified in Article 7, the Company, Merger Sub and Buyer shall cause the Mergers to be consummated as follows: (i) the Company and Merger Sub shall file a certificate of merger with the Secretary of State of the State of Delaware in substantially the form of Exhibit C (the “First Certificate of Merger”), in accordance with the relevant provisions of the Delaware Act (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the First Certificate of Merger, being the “First Effective Time”), and (ii) unless a Tax Election has been made, with effect as of immediately following the First Effective Time, the Initial Surviving Company and Buyer shall file a certificate of merger with the Secretary of State of the State of Delaware in substantially the form of Exhibit D (the “Second Certificate of Merger”) in accordance with the relevant provisions of the

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Delaware Act (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.3Effect of the Merger; Further Assurances

.

(a)The First Merger.

(i)At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Initial Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Initial Surviving Company. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Initial Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and managers of the Initial Surviving Company are fully authorized in the name and on behalf of the Company, Merger Sub or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

(ii)At the First Effective Time, the certificate of formation of the Initial Surviving Company shall be the certificate of formation of Merger Sub, as in effect immediately prior to the First Effective Time, and such certificate of formation shall be the certificate of formation of the Initial Surviving Company until thereafter changed or amended as provided therein or by applicable Law (except that references to the name of the entity therein shall be amended to be references to the name of the Initial Surviving Company).

(iii)At the First Effective Time, the limited liability company agreement of the Initial Surviving Company shall be amended and restated to conform to the limited liability company agreement of Merger Sub, as in effect immediately prior to the First Effective Time, until thereafter changed or amended as provided therein or by applicable Law (except that references to the name of the entity therein shall be deemed to be references to the name of the Initial Surviving Company).

(iv)Immediately after the First Effective Time, Parent shall be the sole managing member of the Initial Surviving Company until its successor is duly admitted, designated or qualified, or until its earlier resignation or removal, in accordance with the Governing Documents of the Initial Surviving Company, and there shall be no other managing members or limited liability company managers of the Initial Surviving Company.

(v)Immediately after the First Effective Time, the officers of Merger Sub, as of immediately prior to the First Effective Time, shall be the officers of the Initial Surviving Company until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the Governing Documents of the Initial Surviving Company.

(b)The Second Merger.

(i)Unless a Tax Election has been made (in which case the Second Merger shall not be consummated and the provisions of this Section 2.3(b) shall have no effect and the Second Effective Time shall not occur), at the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights,

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privileges, powers and franchises of the Initial Surviving Company and Buyer shall vest in the Final Surviving Company, and all debts, liabilities and duties of the Initial Surviving Company and Buyer shall become the debts, liabilities and duties of the Final Surviving Company. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Initial Surviving Company and Buyer, the officers and managers of the Final Surviving Company are fully authorized in the name and on behalf of the Initial Surviving Company, Buyer, or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

(ii)At the Second Effective Time, the certificate of formation of the Final Surviving Company shall be the certificate of formation of Buyer, as in effect immediately prior to the Second Effective Time, and such certificate of formation shall be the certificate of formation of the Final Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(iii)At the Second Effective Time, the limited liability company agreement of the Final Surviving Company shall be the limited liability company agreement of Buyer, as in effect immediately prior to the Second Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

(iv)Immediately after the Second Effective Time, Parent shall be the sole managing member of the Final Surviving Company until its successor is duly admitted, designated or qualified, or until its earlier resignation or removal, in accordance with the Governing Documents of the Final Surviving Company, and there shall be no other managing members or limited liability company managers of the Final Surviving Company.

(v)Immediately after the Second Effective Time, the officers of Buyer, as of immediately prior to the Second Effective Time, shall be the officers of the Final Surviving Company until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the Governing Documents of the Final Surviving Company.

Section 2.4Effect of the Merger on Securities

.

(a)Effects of the First Merger. Upon the terms and subject to the conditions of this Agreement, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, the following shall occur:

(i)All of the limited liability company interests of Merger Sub that are issued and outstanding immediately prior to the First Effective Time shall be converted into and become limited liability company interests of the Initial Surviving Company (and the limited liability company interests of the Initial Surviving Company into which the limited liability company interests of Merger Sub are so converted shall be the only Equity Securities of the Initial Surviving Company that are issued and outstanding immediately after the First Effective Time).

(ii)All Company Units that are owned by the Company in treasury or reserved for issuance by the Company immediately prior to the First Effective Time, all Company Units that are owned by any Group Company (other than the Company), and all Company Units that are owned by Parent, Buyer, Merger Sub or any of their respective Affiliates shall be cancelled and extinguished without any conversion thereof and no amount of the Closing Stock Merger Consideration, the Aggregate Closing Cash Consideration or the Post-Closing Merger Consideration shall be allocated or paid thereto.

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(iii)The Company Units issued and outstanding immediately prior to the First Effective Time (other than Company Units cancelled pursuant to Section 2.4(a)(ii)) shall be automatically converted into the right to receive, at the respective times and subject to terms, conditions, deductions, withholdings and contingencies specified in this Agreement and without duplication, (A) the Closing Stock Merger Consideration, (B) the Aggregate Closing Cash Consideration and (C) the Post-Closing Merger Consideration (if any), and such Company Unit after such conversion shall automatically be cancelled and retired and shall cease to exist.

(iv)The numbers of shares of Parent Common Stock that Seller is entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Closing.

(b)Effects of the Second Merger. Unless a Tax Election has been made (in which case the Second Merger shall not be consummated and the provisions of this Section 2.4(b) shall have no effect and the Second Effective Time shall not occur), upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any Party, all of the limited liability company interests of the Initial Surviving Company shall be cancelled and extinguished without any conversion thereof for no consideration, and the limited liability company interests of Buyer then issued and outstanding shall remain issued and outstanding.

Article 3
THE CLOSING

Section 3.1Closing of the Transactions Contemplated by this Agreement

. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on a date to be specified by the Parties, which shall be no later than the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party or that otherwise by their terms or nature are to be satisfied at the Closing) (such date, the “Closing Date”), by conference call and electronic (i.e., email of PDF documents) delivery of documents, unless another time, date or place is agreed to in writing by Buyer and Seller.

Section 3.2Deliveries at the Closing

.

(a)Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Buyer the closing certificates and other documents required to be delivered by the Company and Seller, as applicable, pursuant to this Agreement with respect to the Closing pursuant to Section 7.2.

(b)Deliveries by Buyer. At the Closing, Buyer shall (i) make the payments set forth in Section 3.2(c), and (ii) deliver or cause to be delivered to the Company and Seller the closing certificates and other documents required to be delivered by Parent, Buyer and Merger Sub, as applicable, pursuant to this Agreement with respect to the Closing pursuant to Section 7.3.

(c)Closing Payments. At the Closing, Buyer shall pay or cause to be paid the following amounts by the wire transfer of immediately available funds in the following order of priority:

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(i)first, on behalf of the Group Companies, the portion of the Closing Date Indebtedness that is Funded Indebtedness in accordance with the Debt Payoff Letters delivered to Buyer at least three (3) Business Days prior to the Closing Date;

(ii)second, on behalf of the Group Companies, the Company Expenses set forth in invoices (or other written instructions) with respect thereto, by wire transfer of immediately available funds to the bank accounts designated therein by the payees, delivered to Buyer at least three (3) Business Days prior to the Closing Date (except that any such Company Expenses, including Change in Control Payments, due to employees of the Group Companies shall be paid by Buyer to the applicable Group Company for payment, as soon as administratively practicable (but no later than thirty (30) days after the Closing Date), to such employees through the payroll systems of the Group Companies), unless payment is scheduled for any later date, in which case such Company Expenses shall be paid by the applicable Group Company at such later scheduled date;

(iii)third, $1,750,000 of cash (such amount, the “Adjustment Escrow Amount”) shall be deposited into an escrow account established for purposes of the Post-Closing Adjustment (the “Adjustment Escrow Account”), pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (A) entered into on the Closing Date by and among Seller, Parent and Wilmington Trust, N.A. (the “Escrow Agent”), and (B) substantially in the form of Exhibit E attached hereto;

(iv)fourth, $2,000,000 of cash (such amount, the “Earn-Out Escrow Amount”) shall be deposited into an escrow account established for purposes of the Project Glass Earn-Out (the “Earn-Out Escrow Account”), pursuant to the Escrow Agreement; and

(v)fifth, the Aggregate Closing Cash Consideration less the amount of cash payable in accordance with the provisions of Section 3.2(c)(iii) and Section 3.2(c)(iv) to Seller (or its designee, which may be a paying agent) by wire transfer of immediately available funds to an account designated by Seller (such account to be designated in writing at least three (3) Business Days prior to the Closing Date to Buyer by Seller).

(d)Closing Stock. At the Closing, Parent shall make appropriate book entries evidencing issuance to Seller of the shares of Parent Common Stock comprising the Closing Stock Merger Consideration.

Section 3.3Equity Value

.

(a)Estimated Equity Value. At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) prepared in accordance with the Accounting Principles and the definitions contained in this Agreement, setting forth in reasonable detail the Company’s good faith (i) estimates of (A) the Cash and Cash Equivalents as of the Adjustment Calculation Time (the “Estimated Closing Cash”), (B) the Closing Date Indebtedness (the “Estimated Closing Indebtedness”), (C) the Net Working Capital Adjustment as of the Adjustment Calculation Time (the “Estimated Closing Net Working Capital Adjustment”), (D) the Company Expenses (the “Estimated Company Expenses”), and (ii) the calculation of the Estimated Equity Value resulting therefrom. From and after delivery of the Estimated Closing Statement until the Closing, the Company shall (x) provide Buyer and its representatives with reasonable access at reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Group Companies pertaining to, used in or referenced in the preparation of the foregoing estimates and calculations, in each case together with the supporting work papers and any other related documentation and calculations pertaining to, used in or referenced in the preparation thereof, and to senior management personnel of Seller and the Group

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Companies, in each case, to the extent reasonably requested by Buyer or any of its representatives in connection with their review of the Estimated Closing Statement and (y) consider any reasonable comments of Buyer and its representatives provided to the Company in connection with their review of the foregoing estimates and calculations; provided, that neither the Company nor Seller shall be required to accept any comments or changes proposed by Buyer and its representatives (and for clarity, in the event of any disagreement with respect to the Estimated Closing Statement, the Company’s determination shall govern).

(b)Determination of the Final Equity Value.

(i)As soon as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller, Buyer’s good faith (A) proposed calculation of the Net Working Capital Adjustment as of the Adjustment Calculation Time (and the related Net Working Capital Adjustment, if any), (B) proposed calculation of the amount of Cash and Cash Equivalents as of the Adjustment Calculation Time, (C) proposed calculation of the amount of Closing Date Indebtedness, (D) proposed calculation of the amount of Company Expenses, and (E) proposed calculation of the Final Equity Value resulting therefrom. The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”. Buyer agrees to prepare the Proposed Closing Date Calculations in accordance with the Accounting Principles and the definitions contained in this Agreement, and Buyer shall not make any changes to the assumptions underlying the Accounting Principles (including levels of reserves used by the Group Companies with respect thereto). If Buyer fails to timely deliver the Proposed Closing Date Calculations within ninety (90) days after the Closing Date and if after the expiration of such ninety (90)-day period Buyer does not deliver the Proposed Closing Date Calculations to Seller within five (5) Business Days after Seller’s written notice to Buyer of such failure, then, at the election of Seller in its sole discretion, either (1) the Actual Adjustment shall be deemed to equal zero or (2) Seller shall retain (at the expense of Buyer) an independent accounting firm of national reputation to provide an audit or other review of the Group Companies’ books, review the calculation of the Estimated Equity Value and make any adjustments necessary thereto consistent with the provisions of this Section 3.3(b), the determination of such accounting firm being conclusive and binding on the Parties; provided, however, that Seller reserves any and all other rights granted to it in this Agreement.

(ii)Seller shall have thirty (30) days following receipt of the Proposed Closing Date Calculations to review such calculations (the “Review Period”). Seller may, on or prior to the last day of the Review Period, give to Buyer written notice of dispute, which sets forth its objections to Buyer’s calculation of the Proposed Closing Date Calculations (a “Merger Consideration Dispute Notice”). Unless Seller delivers a Merger Consideration Dispute Notice to Buyer on or before the last day of the Review Period, Seller and the other Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the Actual Net Working Capital Adjustment, Actual Cash, Actual Indebtedness, Actual Company Expenses and the Final Equity Value, in each case, for all purposes hereunder (including the determination of the Actual Adjustment). Prior to the end of the Review Period, Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Final Equity Value will be finally determined when such notice is given. If Seller gives a Merger Consideration Dispute Notice to Buyer on or prior to the last day of the Review Period, Buyer and Seller shall use commercially reasonable efforts to resolve any disputes set forth in the Merger Consideration Dispute Notice in good faith during the 30-day period commencing on the date Buyer receives the applicable Merger Consideration Dispute Notice from Seller. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Buyer and Seller during such 30-day period of negotiations and any subsequent dispute arising therefrom. If Seller and Buyer do not agree upon a final resolution with respect to any disputed items set forth in the Merger Consideration Dispute Notice within such 30-day period, then (A) the remaining items in dispute shall be submitted promptly by Buyer and Seller to BDO USA, LLP or, if BDO USA, LLP is unavailable or unable to serve as an independent accounting firm pursuant to this

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Agreement, another independent accounting firm of national reputation mutually acceptable to Buyer and Seller (the “Accounting Firm”) and (B) any amounts not so disputed shall be deemed to be finally resolved for all purposes of this Agreement and payment and/or disbursements thereof shall be made in accordance with Section 3.3(c). The Accounting Firm shall be requested to render a written determination of the applicable dispute (acting as an expert and not as an arbitrator) within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (1) the definitions and other applicable provisions of this Agreement, (2) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and Merger Consideration Dispute Notice) submitted by each of Buyer and Seller to the Accounting Firm within 15 days after the engagement thereof (which the Accounting Firm shall forward to the other Party) and (3) one (1) written response submitted by each of Buyer and Seller to the Accounting Firm within five (5) Business Days after receipt of each such presentation (which the Accounting Firm shall forward to the other Party), and not on independent review, which such determination shall be conclusive and binding on Buyer and Seller. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Seller and Buyer, and any associated engagement fees shall initially be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer; provided that such fees shall ultimately be borne by Seller and Buyer in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 3.3(b)(ii). Such determination of the Accounting Firm shall be conclusive and binding upon the Parties absent fraud or manifest error. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3.3(b)(ii), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital Adjustment (the “Actual Net Working Capital Adjustment”), final Cash and Cash Equivalents (the “Actual Cash”), final Indebtedness (the “Actual Indebtedness”), final Company Expenses (the “Actual Company Expenses”) and Final Equity Value, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii)Buyer shall, and shall cause each Group Company to, promptly make the Group Companies’ financial records, supporting documents and work papers (or, as requested, provide copies) and personnel available to Seller and its accountants and other representatives (including the Accounting Firm) at reasonable times during the review by Seller of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(iv)Buyer and Seller agree that the procedures set forth in this Section 3.3 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Final Equity Value by the Accounting Firm pursuant to Section 3.3(b)(ii) in any court of competent jurisdiction in accordance with Section 10.13. The substance of the Accounting Firm’s determination shall not be subject to review or appeal absent fraud or manifest error. It is the intent of the Parties to have any final determination of the Final Equity Value by the Accounting Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of the Parties and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 3.3.

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(c)Adjustment to Estimated Equity Value.

(i)If the Actual Adjustment is a positive amount (such positive amount, the “Excess Amount”), then within five (5) Business Days after the date on which the Final Equity Value is finally determined pursuant to Section 3.3(b) and subject to Section 3.3(c)(iii), (A) Buyer shall pay (or cause to be paid) to Seller (or its designee, which may be a paying agent), an amount equal to the Excess Amount by wire transfer of immediately available funds to a single bank account designated by Seller; provided, however, that in no event shall Buyer be required to pay (or cause to be paid) to Seller an amount pursuant to the foregoing subclause (A) in excess of the Adjustment Escrow Amount, and (B) the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller (or its designees, which may be a paying agent), the entirety of the Adjustment Escrow Amount, to be paid as a portion of the Post-Closing Merger Consideration.

(ii)If the Actual Adjustment is a negative amount (such negative amount, the “Shortfall Amount”), then within five (5) Business Days after the date on which the Final Equity Value is finally determined pursuant to Section 3.3(b) and subject to Section 3.3(c)(iii), (A) in the event the Actual Adjustment is less than the Adjustment Escrow Amount, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (1) deliver to Buyer an amount equal to the Shortfall Amount from the Adjustment Escrow Funds and (2) distribute the remaining balance of the Adjustment Escrow Account to Seller (or its designee, which may be a paying agent) as a portion of the Post-Closing Merger Consideration, or (B) in the event the Shortfall Amount is greater than or equal to the Adjustment Escrow Amount, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer the entirety of the Adjustment Escrow Amount. The Adjustment Escrow Amount shall be Buyer’s sole recourse with respect to, and the exclusive source of funds for, any payments required to be made by Seller pursuant to this Section 3.3 and, for the avoidance of doubt, neither the Company nor Seller shall have any liability for any amounts due pursuant to this Section 3.3 except to the extent of funds available in the Adjustment Escrow Account.

(iii)Any amounts which become payable pursuant to this Section 3.3(c) will constitute an adjustment to the Estimated Equity Value for all purposes hereunder (including U.S. federal and applicable state and local income Tax purposes), unless otherwise required by applicable Law.

Section 3.4Tax Withholding

. If required by applicable Law, the Group Companies, Merger Sub, Buyer and the Escrow Agent may deduct and withhold any Tax from any amounts payable to any payee pursuant to this Agreement, which amount withheld shall promptly be paid over to the applicable Governmental Entity, provided that (except with respect to payments in the nature of compensation to be made to employees or former employees of any Group Company) if Buyer, Merger Sub or such Group Company determines that an amount is required to be deducted and withheld, Buyer shall provide the payee at least three Business Days prior to the date the applicable payment is scheduled to be made with written notice of the intent to deduct and withheld, which shall include a copy of the estimated amount to be deducted and withheld. If Seller delivers valid documentation which obviates the need for such withholding (including, but not limited to, a duly executed IRS Form W-9 or FIRPTA Certificate pursuant to Section 7.2(c)(vii) with respect to withholding pursuant to Section 1445 of the Code), then Buyer shall not be entitled to deduct and withhold any corresponding amounts otherwise payable to Seller hereunder unless required by a change in applicable Law taking place after the date of this Agreement. To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of payments in respect of which such deduction and withholding was made.

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Article 4
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER AND THE GROUP COMPANIES

Except as set forth in the Company Disclosure Schedules, Seller and the Company hereby represent and warrant to Buyer and Parent as follows:

Section 4.1Organization and Qualification

.

(a)Seller is a limited partnership duly organized and validly existing and in good standing under the Laws of the State of Delaware. The Company is a limited liability company duly organized and validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company is a corporation, partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof to the extent applicable) under the Laws of its respective jurisdiction of formation. Each Group Company has the requisite corporate, partnership, limited liability company or other applicable power and authority to own, lease and operate its material assets, properties, and business and to carry on its businesses as presently conducted.

(b)Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof to the extent applicable) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(c) Complete and correct copies of the Governing Documents of each Group Company and all amendments thereto have been made available to Buyer. No Group Company is in violation of any of the provisions of its Governing Documents.

Section 4.2Company Capitalization; Unit Ownership

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(a)The Company’s authorized ownership interests consist solely of 1,000 units of limited liability company interests, all of which are issued and outstanding and are owned beneficially and of record by Seller. All of the outstanding Equity Securities of the Company (i) have been duly authorized and validly issued, (ii) are free and clear of all Liens (other than restrictions on transfer that may arise under securities Laws or that are set forth in the Governing Documents of the Company), and (iii) were issued in compliance with applicable state and federal securities Laws or exemptions therefrom.

(b)Except as set forth on Section 4.2(b) of the Company Disclosure Schedules, there are no outstanding or authorized (i) Equity Securities of the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for, at any time, Equity Securities of the Company; (iii) equity appreciation, profit participation, phantom stock or similar rights with respect to the Company or any Equity Securities of the Company; (iv) bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into or exchangeable or exercisable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of Equity Securities of the Company on any matter; (v) rights to acquire from the Company, and no obligations of the Company to issue, sell, purchase, return or redeem or otherwise acquire, any of the items described in clauses (i) through (v); or (vi) voting trusts, proxies or other Contracts relating to the voting, sale, transfer or other disposition of the Equity Securities of the Company.

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(c)None of the issued or outstanding Equity Securities of the Company are subject to, or were issued in violation of, any preemptive right, purchase option, call option, right of first refusal, right of first offer, right of first negotiation, subscription right or similar right under applicable Laws, the Company’s Governing Documents or any Contract to which the Company is a party or otherwise bound.

Section 4.3Subsidiary Capitalization

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(a)Section 4.3(a) of the Company Disclosure Schedules sets forth a true and correct list of each Subsidiary of the Company, together with the form of legal entity of such Subsidiary and the jurisdiction of formation, organization or incorporation for each such Subsidiary. No Group Company directly or indirectly owns any (i) Equity Security of any other Person other than a Subsidiary, (ii) any security convertible into or exchangeable or exercisable for, at any time, any Equity Security of any other Person other than in a Subsidiary or (iii) equity appreciation, profit participation, phantom stock or similar rights with respect to any other Person other than in a Subsidiary or any Equity Securities of any other Person other than in a Subsidiary.

(b)The class, series, number, capital percentage, voting percentage, as applicable, and record and beneficial owner of the issued and outstanding Equity Securities of each Subsidiary of the Company is as set forth on Schedule 4.3(b). Except as set forth on Schedule 4.3(b), all outstanding Equity Securities of each Subsidiary of the Company (i) have been duly authorized and validly issued, (ii) are, to the extent applicable, fully paid and non-assessable, and (iii) are free and clear of all Liens (other than restrictions on transfer that may arise under securities Laws or that are set forth in the Governing Documents of such Subsidiary).

(c)Except as set forth on Section 4.3(c) of the Company Disclosure Schedules, there are no outstanding or authorized (i) Equity Securities of any Subsidiary of the Company; (ii) securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for, at any time, Equity Securities of such Subsidiary; (iii) equity appreciation, profit participation, phantom stock or similar rights with respect to any Subsidiary of the Company or any Equity Securities of any Subsidiary of the Company; (iv) bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into or exchangeable or exercisable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of Equity Securities of any Subsidiary of the Company on any matter; (v) rights to acquire from any Subsidiary of the Company, and no obligations of any Subsidiary of the Company to issue, sell, purchase, return or redeem or otherwise acquire, any of the items described in clauses (i) through (v); or (vi) voting trusts, proxies or other Contracts relating to the voting, sale, transfer or other disposition of the Equity Securities of any Subsidiary of the Company.

(d)None of the issued or outstanding Equity Securities of any Subsidiary of the Company are subject to, or were issued in violation of, any preemptive right, purchase option, call option, right of first refusal, right of first offer, right of first negotiation, subscription right or similar right under applicable Laws, such Subsidiary’s Governing Documents or any Contract to which such Subsidiary is a party or otherwise bound.

Section 4.4Authority

. Seller and each Group Company have all necessary power and authority to execute and deliver each Transaction Document to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by Seller and any Group Company of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Seller and such Group Company, and no other proceeding (including by their respective boards of directors (or equivalent governing body) stockholders or equityholders) on the part of Seller and such Group Company is necessary to authorize any Transaction Document to which it is a party or to

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consummate the transactions contemplated thereby. Each Transaction Document to which Seller and any Group Company is a party has been (or will at Closing be) duly executed and delivered by Seller and such Group Company and constitutes a valid, legal and binding agreement of Seller and such Group Company (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Seller and such Group Company in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.5Financial Statements

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(a)Attached hereto as Section 4.5 of the Company Disclosure Schedules are true, correct and complete copies of the following financial statements (such financial statements, collectively, the “Financial Statements”):

(i)the audited consolidated balance sheet of the Company as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows for the respective periods then ended; and

(ii)the unaudited consolidated balance sheet of the Company as of February 28, 2021 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows for the two-month period then ended (such financial statements, collectively, the “Unaudited Financial Statements”).

(b)Except as set forth on Section 4.5 of the Company Disclosure Schedules, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of Unaudited Financial Statements, for the absence of footnotes (which, to the Company’s Knowledge, if presented, would not differ materially from the notes accompanying the most recent audited Financial Statements) and subject to normal and recurring year-end adjustments (which will not be material individually or in the aggregate), and (ii) fairly present, in all material respects, the consolidated financial position of each of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes (which, to the Company’s Knowledge, if presented, would not differ materially from the notes accompanying the most recent audited Financial Statements) and to normal and recurring year-end adjustments (which will not be material individually or in the aggregate)).

(c)The Group Companies have no Liabilities required to be reflected on the face of the Latest Balance Sheet under GAAP, other than: (i) those set forth or adequately provided for on the face of the Latest Balance Sheet; (ii) those incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet (none of which is a Liability for a tort, infringement or breach of Contract matter); (iii) those incurred pursuant to the execution, delivery or performance of this Agreement; (iv) those which are disclosed on Section 4.5(c) of the Company Disclosure Schedules; and (v) those as would not reasonably be expected, individually or, to the extent such Liabilities arise from the same underlying facts, events or circumstances, in the aggregate, to result in any Damages in excess of $50,000.

(d)Each Group Company’s books and records (including all financial records and business records) (i) are true, correct and complete in all material respects and all material transactions to which such Group Company is or has been a party are accurately reflected therein in all material respects on an accrual basis, and (ii) form the basis for the Financial Statements. Such Group Company’s

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management information systems are adequate in all material respects for the preservation of relevant information and the preparation of accurate reports. Each Group Company maintains and has maintained a system of accounting controls sufficient to provide assurances that (A) transactions are executed in accordance with management’s general and specific authorization; (B) transactions are recorded as necessary to permit preparation of audited financial statements in conformity with GAAP and to maintain accountability for assets; and (C) access to assets is permitted only in accordance with management’s general or specific authorization.

(e)All of the Accounts Receivable of the Group Companies represent valid obligations arising from products or services actually sold by the Group Companies in the Ordinary Course of Business and billed in accordance with all contractual provisions applicable thereto in all material respects. As of the date hereof, such Accounts Receivable are, to the Company’s Knowledge, collectible in accordance with their terms, net of the respective reserves shown on the Latest Balance Sheet (or the reserve reflected in the Estimated Closing Statement).

(f)Except as set forth on Section 4.5(f) of the Company Disclosure Schedules, as of the date hereof, there is no outstanding Indebtedness for borrowed money with respect to any Group Company.

Section 4.6Consents and Approvals; No Violations

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(a)Except as set forth on Section 4.6 of the Company Disclosure Schedules, assuming the truth and accuracy of the representations and warranties of Parent, Buyer and Merger Sub set forth in Section 5.6(a), no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or any other Transaction Document by Seller or any Group Company or the consummation by Seller or any Group Company of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, and (ii) those the failure of which to obtain or make would not be material to the business or operations of the Group Companies (taken as a whole).

(b)Neither the execution, delivery and performance by Seller or any Group Company of this Agreement or any other Transaction Document to which it is a party, nor the consummation by Seller or any Group Company of the transactions contemplated hereby or thereby, will, directly or indirectly, with or without notice or lapse of time or both: (i) conflict with or result in any breach of any provision of the Governing Documents of Seller or any Group Company, (ii) except as set forth on Section 4.6(b) of the Company Disclosure Schedules, result in a violation or breach in any material respect of, require notice or consent under, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Significant Contract or Significant Permit to which Seller or any Group Company is a party, (iii) except for compliance with any filings under the HSR Act and those that may be requested solely by reason of Buyer’s or Parent’s (as opposed to any other third party’s) participation in the transactions contemplated hereby, violate any Order to which any Group Company or any of their respective material properties or assets is subject, (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of Seller or any Group Company, (v) except for compliance with any filings under the HSR Act, violate, contravene or conflict with any Law or Order to which Seller or any Group Company or any material asset owned, leased or used by Seller or any Group Company is subject, (vi) result in a violation or breach in any material respect of, require notice or consent under, any Permit of Seller or any Group Company or give any Governmental Entity the right to terminate, revoke, suspend or modify any Permit of Seller or any Group Company, or (vii) give rise to any payment or compensation to any employee or other service provider to Seller or any of the Group Companies.

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Section 4.7Significant Contracts

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(a)Except as set forth on Section 4.7(a) of the Company Disclosure Schedules and except for this Agreement and any Lease, as of the date of this Agreement, no Group Company is a party to or bound by any:

(i)any Contract relating to the provision of merchant processing or settlement services (for the twelve-month period ending on the date of the Latest Balance Sheet) payable to the Company in excess of $100,000 (which calculation does not include amounts being processed for merchants);

(ii)any Contract with any Payment Networks, Member Bank, or Processor, and/or any other agreement enabling any Group Company’s participation in any Payment Network;

(iii)any Contract that obligates the Company to pay a revenue share or involves the sharing of profits, losses, costs or Liabilities in excess of $50,000 per annum;

(iv)any Contract with any (A) Top Customer, (B) Top Referral Partner, (C) Top Supplier, (D) gateway services provider with anticipated annual expenditures in excess of $50,000 or (E) Payment Partner;

(v)Contract for the purchase or sale by or to the Group Companies of services, products, supplies, or other assets or services after the date hereof that is for annual consideration of greater than $100,000 and cannot be cancelled by such Group Company with less than ninety (90) days’ notice;

(vi)Contract for the employment or engagement of any individual on a full‑time, part-time, employment, consulting, or independent contractor basis providing for annual base compensation in excess of $100,000 (other than any (A) “at will” Contract with respect to which such person’s employment or engagement may be terminated by any Group Company upon 30 days’ notice or less and without any penalty, severance, retention or similar obligation, or (B) Contract solely regarding confidentiality or ownership or assignment of Intellectual Property Rights);

(vii)Contract relating to Indebtedness for borrowed money;

(viii)lease, rental or other Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;

(ix)lease, rental or other Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by any Group Company (excluding, for the avoidance of doubt, any use of equipment by a customer in connection with contracts entered into in the Ordinary Course of Business);

(x)Contract prohibiting any Group Company from freely engaging in any line of business, whether or not in any geographic area, or competing with any Person, marketing any product or soliciting any vendor, customer or employee (other than mutual obligations not to solicit the employees of such Group Company, on the one hand, and the other contracting party, on the other hand, entered into in the Ordinary Course of Business);

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(xi)any Contract pursuant to which any Group Company has minimum purchase commitments or “take or pay” terms, pursuant to which any Group Company grants any exclusive, preferential or similar relationship or pursuant to which any Group Company grants “most favored nation” status (or similar status) to any Person (whether in respect of pricing, discounts, benefits or otherwise);

(xii)Contract that has material outstanding obligations for (A) the disposition or acquisition of material assets or properties by any Group Company outside the Ordinary Course of Business, or (B) any merger, business combination, consolidation, recapitalization, restructuring, reorganization, dissolution or complete or partial liquidation to which any Group Company is a party or subject;

(xiii)collective bargaining agreement or other labor-related Contract with any labor union, works council or other employee representative body;

(xiv)Contract pursuant to which any Group Company has minimum sale obligations or that requires any Group Company to purchase of all or a material portion of any of such Group Company’s requirements for a given product or service from a given third party;

(xv)Contract pursuant to which any Group Company grants to any Person an option, right of first refusal, right of first offer, right of first negotiation, preemptive rights or similar preferential rights to purchase or acquire any of the assets, Equity Securities or Indebtedness of any Group Company;

(xvi)Contract concerning the ownership of Equity Securities or the establishment or operation of joint ventures or partnerships (other than (A) joint marketing or sales agreements entered in the Ordinary Course of Business and (B) any Governing Document of any Group Company);

(xvii)Contract granting any Person a Lien (other than a Permitted Lien (excluding Liens described on the Permitted Lien Schedule)) on all or any part of any Group Company’s material assets or any of the Equity Securities of any Group Company;

(xviii)Contract pursuant to which any Group Company acts as a guarantor for the Liabilities of another Person, directly or indirectly, with or without contingency; or

(xix)Contract with any Governmental Entity (other than merchant agreements entered in the Ordinary Course of Business substantially in the form of one of the standard merchant agreements previously provided to Buyer without any material modification thereto).

(b)Each Contract required to be listed on Section 4.7(a) of the Company Disclosure Schedules, each Lease, each License Out, each License In and each Contract required to be listed on Section 4.19(a) of the Company Disclosure Schedules is referred to herein as a “Significant Contract”, and true, correct and complete copies of each Significant Contract have been made available to Buyer. Each Significant Contract is legal, valid and binding on the applicable Group Company, and, to the Company’s Knowledge, the counterparty thereto, and enforceable in accordance with its terms against such Group Company, and, to the Company’s Knowledge, the counterparty thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 4.7(b) of the Company Disclosure Schedules, no Group Company is, and, to the Company’s Knowledge, no counterparty is, (with or without the lapse of time or the giving of notice, or both) in default, breach, or possible or potential violation of or under any Significant Contract.

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(c)Except as otherwise disclosed on Section 4.7(c) of the Company Disclosure Schedules, as of the date hereof, to the Knowledge of the Company, no Group Company is actively participating in any negotiations regarding material modification of or material amendment to any Significant Contract or the entry into any new Significant Contract other than in the Ordinary Course of Business.

Section 4.8Absence of Changes

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(a)Except as set forth on Section 4.8 of the Company Disclosure Schedules, since the date of the Latest Balance Sheet, there has not been any Company Material Adverse Effect and each Group Company has conducted its business in the Ordinary Course of Business in all material respects.

(b)Without limiting the generality of the foregoing, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, except as set forth on Section 4.8 of the Company Disclosure Schedules, none of the Group Companies has:

(i)adopted or proposed any amendment to its Governing Documents;

(ii)sold, leased, licensed, transferred or assigned any material assets, tangible or intangible, except in the Ordinary Course of Business;

(iii)made any capital expenditure or committed to make any capital expenditure (which, for the avoidance of doubt, does not include deferred sales and commission costs) which exceeded $200,000;

(iv)mortgaged, pledged or subjected to Liens, other than Permitted Liens, any assets of any of the Group Companies;

(v)(A) disposed of, or (B) suffered material damage, destruction or other casualty loss with respect to, in each case, any material tangible assets or equipment owned by the Group Companies;

(vi)assumed, incurred or guaranteed any Indebtedness for borrowed money, other than any borrowings under any credit facility existing as of the date of this Agreement that will be completely paid off at the Closing;

(vii)canceled any debts, other than in the Ordinary Course of Business, or waived any claims or rights of substantial value;

(viii)made any changes in its accounting methods, principles or practices except for any such change required by reason of a change in GAAP, the Code or applicable Law;

(ix)(A) made any material change in its cash management process, (B) taken an action that has had, or would reasonably be expected to have, the effect of accelerating to pre-Closing periods payments from customers or others that would have otherwise been expected to occur post-Closing, or (C) accelerated any accounts receivable or delayed in collection of or satisfaction of accounts payable, in advance of or beyond its regular due date by or on behalf of any Group Company, in each case, other than in the Ordinary Course of Business;

(x)(x) split, combined or reclassified any of its capital stock or other Equity Securities or issued or authorized the issuance of any of its capital stock or other Equity Securities in respect

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of, in lieu of or in substitution for shares of its capital stock or any of its other Equity Securities, or made any other change with respect to its capital structure; (y) made any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock or other Equity Securities; or (z) authorized for issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents;

(xi)acquired by merging or consolidating with, or agreeing to merge or consolidate with, or purchased or agreed to purchase substantially all the assets of or any securities of, or otherwise acquired, any business or business line or any Person or division thereof;

(xii)effected any merger, business combination, consolidation, recapitalization, restructuring, reorganization, dissolution or complete or partial liquidation;

(xiii)(A) entered into, amended, terminated, suspended or extended any agreement with a labor union or other employee representative body or (B) entered into, amended, terminated, or suspended any Employee Benefit Plan (other than in the Ordinary Course of Business consistent with past practice and as would not reasonably be expected to result in a material increase in the costs to the Group Companies of providing such benefits), except for any such amendment required by applicable Law or by the terms of such agreement or Employee Benefit Plan (as applicable) in effect as of the date hereof, or entering into offer letters or employment agreements in the Ordinary Course of Business for new hires or promotions that do not deviate in any material respect from the standard form of offer letter or employment agreement provided to Buyer and do not provide for annual base compensation in excess of $100,000;

(xiv)made any loans or advances to any Person (other than (x) intercompany loans and (y) routine advances or loans to employees of the Group Companies in the Ordinary Course of Business);

(xv)created any Subsidiary, made any capital contributions to, or investments in, or acquired an Equity Securities of, any Person;

(xvi)hired, engaged or terminated the employment or engagement of any employee, officer, director, individual independent contractor or manager with annual base compensation in excess of $150,000 or otherwise increased the compensation of, or entered into any new compensation, bonus, incentive, employee benefits, severance or termination agreement or arrangement with, any of its current or former officers, directors, managers, individual independent contractors or any employees with annual base compensation in excess of $100,000 (other than with respect to any increases or new arrangements made or entered into in the Ordinary Course of Business);

(xvii)entered into, materially amended, terminated, suspended, extended or waived any material right under any Significant Contract outside the Ordinary Course of Business;

(xviii)failed to maintain in full force and effect existing bonds and policies of insurance or adequate replacement bonds and insurance, or otherwise caused or permitted any material and adverse change in the amount and scope of insurance coverage;

(xix)entered into (A) any settlement, compromise or release of any rights of any Proceeding involving an amount in dispute greater than $100,000 or imposing any limitations on any Group Company freely engaging in any line of business in any geographic area or competing with any

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Person, marketing any product or soliciting any vendor, customer or employee or (B) any consent decree or settlement agreement with any Governmental Entity;

(xx)(A) settled or compromised any Tax Liability, (B) surrendered any right to claim a refund of Taxes, (C) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (D) changed in any respect any Tax election or Tax method of accounting, (E) filed any new material Tax election, (F) adopted any new Tax method of accounting, (G) prepared any Tax Returns in a manner which is inconsistent with the past practices of any Group Company, (H) incurred any material Liability for Taxes other than in the Ordinary Course of Business, (I) filed any amended Tax Returns or (J) obtained or entered into any Tax ruling or agreement; or

(xxi)authorized, or agreed or committed to, whether in writing or otherwise, any of the foregoing actions.

Section 4.9Litigation; Orders

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(a)Except as set forth on Section 4.9(a) of the Company Disclosure Schedules, there is, and since January 1, 2018 there has not been, any Proceeding pending or, to the Company’s Knowledge, threatened in writing against any Group Company, any of their assets or properties or, to the Company’s Knowledge, any of the current or former officers, directors, managers, equityholders or employees of any Group Company in their capacities as such, involving amounts in controversy in excess of $50,000 or which would be material to the operation of the business of Seller or any Group Company if determined adversely to such Person.

(b)Except as set forth on Section 4.9(b) of the Company Disclosure Schedules, neither Seller nor any Group Company (or any assets of Seller or any Group Company) is subject to any outstanding Order.

Section 4.10Compliance with Applicable Law and Payment Network Rules

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(a)Except as set forth on Section 4.10(a) of the Company Disclosure Schedules, the Group Companies hold all material Permits of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted, except for failures to hold such permits, licenses, approvals, certificates and authorizations which would not be material to the Group Companies taken as a whole (each, a “Significant Permit”). All Significant Permits are valid and in full force and effect and, to the Knowledge of the Company, no suspension, revocation, cancellation or modification of any Significant Permits is currently threatened in writing. Each of the Group Companies is, and since January 1, 2018 has been, and the business of the Group Companies is, and since January 1, 2018 has been, operated in material compliance with applicable Payment Network Rules and all applicable Laws and applicable Orders of all Governmental Entities. No Proceeding is pending, nor since January 1, 2018 has there been filed or commenced or, to the Company’s Knowledge, threatened by any Governmental Entity or Payment Network in writing against any Group Company alleging any failure to comply with any applicable Law, Significant Permit or Payment Network Rule, in each case, which would be material to the operation of the business of Seller or any Group Company if determined adversely to such Person.

(b)Each of the Group Companies and each of its directors, managers and officers, and to the Company’s Knowledge, the Group Companies’ employees or other representatives (i) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses, (ii) has not made any direct or indirect unlawful payments to any foreign or domestic Governmental Official, (iii) has not violated and is not violating any Anti-Corruption Laws, (iv) has not

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established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties, (v) has not made, and is not making, any false or fictitious entries on its accounting books and records, (vi) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws, and (vii) has not otherwise given or received anything of material value to or from a Governmental Official, an intermediary for payment to any individual including Governmental Officials, any political party or customer for the purpose of illegally obtaining or retaining business.

(c)None of the Group Companies, nor any of their respective officers, directors or managers, or to the Company’s Knowledge, any of their employees, agents, and other representatives is or has been (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, or (iii) otherwise in violation of Anti-Terrorism Laws. The Group Companies have maintained and enforced policies and procedures designed to prevent, detect and deter violations of Anti-Terrorism Laws and are not aware of any violations of such policies and procedures.

(d)Electronic Payment Providers, Inc. is registered as an independent sales organization (ISO) and as a merchant service provider (MSP) with Synovus Bank and Electronic Payment Providers, Inc. is in good standing as an ISO and MSP with the Payment Networks. Hoot Payment Solutions, Inc. is registered as an ISO with CardConnect, LLC and Hoot Payment Solutions, Inc. is in good standing as an ISO with the Payment Networks. Stratus Payment Solutions, LLC (“Stratus”) is registered as an ISO with Synovus Bank and Stratus is in good standing as an ISO with the Payment Networks.

Section 4.11Employee Plans

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(a)Section 4.11(a) of the Company Disclosure Schedules lists all material Employee Benefit Plans. With respect to each such Employee Benefit Plan, the Company has delivered or made available to Buyer, to the extent applicable, true, correct and complete copies of (i) the current Employee Benefit Plan document, including any amendments thereto, and all current related trust documents, insurance policies and funding vehicles, summary plan descriptions and summary of material modifications, (ii) a written description of such Employee Benefit Plan if such plan is not set forth in a written document, (iii) the three most recently prepared actuarial reports, (iv) the most recent IRS determination or opinion letter, (v) the three most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (vi) all material correspondence to or from the IRS or any other Governmental Entity received since January 1, 2018 with respect to any Employee Benefit Plan. No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees of any Group Company residing or working outside of the United States.

(b)No Employee Benefit Plan is or was at any time (i) a Multiemployer Plan, (ii) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” within the meaning of Sections 4063, 4064 or 4066 of ERISA, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) a plan that provides health or other welfare benefits to former employees or service providers other than health continuation coverage pursuant to COBRA for which the recipient pays the full premium therefore (other than for subsidies required under applicable Laws for which the Group Company is entitled to receive reimbursement or tax credits from the applicable Governmental Entity). No “employer” within the meaning of Section 3(5) of ERISA that is not an ERISA Affiliate participates in any Employee Benefit Plan. No Group Company maintains, participates in or contributes to, is obligated to contribute to, or has any Liability (contingent or otherwise) with respect to any plans described in the first sentence of this paragraph, including on account of any ERISA Affiliate.

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(c)Each Employee Benefit Plan has been established, maintained, invested and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service on the current form of such Employee Benefit Plan, or is the subject of a favorable opinion letter from the Internal Revenue Service on the current form of such Employee Benefit Plan upon which each Group Company may rely, that such plan is so qualified and, to the Company’s Knowledge, there are no existing facts or circumstances that would be reasonably likely to result in the loss of the qualified status of any such Employee Benefit Plan or the tax-exempt status of any related trust.

(d)All contributions, premiums or other remittances required to be made by any Group Company under the terms of each Employee Benefit Plan or by applicable Laws have been made in all material respects in a timely fashion in accordance with the applicable Laws and the terms of the Employee Benefit Plan, and all such contributions, premiums and other remittances for any period ending on or before the Closing Date which are not yet due have been accrued on the Financial Statements in accordance with the Accounting Principles.

(e)There are no pending or, to the Company’s Knowledge, threatened claims, investigations, examinations, audits or other Proceedings or actions by, against, involving or on behalf of any Employee Benefit Plan (other than routine claims for benefits in the ordinary course).

(f)No Group Company, ERISA Affiliate or any employee, officer or agent thereof, or, to the Company’s Knowledge, any trustee, administrator, fiduciary or other “party in interest” or “disqualified person” that is not the Company, any ERISA Affiliate or employee, officer or agent thereof, has engaged in any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any Liability, Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(g)Except as set forth on Section 4.11(g) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement or any event directly related to such transactions, including any termination of employment or service of any employee, individual independent contractor, director, officer or manager, will (i) entitle any employee, director, officer, individual independent contractor or manager of a Group Company to the payment by any Group Company of any compensation or benefits (including any bonus or severance pay or any increase in severance pay) under an Employee Benefit Plan or otherwise, (ii) accelerate the time of payment or vesting under an Employee Benefit Plan, or otherwise increase the amount of compensation due from a Group Company to any such employee, director, officer, individual independent contractor or manager under an Employee Benefit Plan or otherwise, (iii) require a Group Company to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan, (iv) result in any limitation on the right of any Group Company to amend, merge, or terminate any Employee Benefit Plan, or (v) result in the payment of any amount to a “disqualified individual” (as defined in Section 280G of the Code) that would be reasonably likely to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code has been administered and maintained at all times in all material respects in operational and documentary compliance with Section 409A of the Code and the regulations and guidance promulgated thereunder.

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(i)No Group Company has any obligation under any Employee Benefit Plan or otherwise to indemnify or “gross up” any Person for Taxes, interest, penalties or other amounts payable pursuant to Section 409A or Section 4999 of the Code.

(j)Except as would not result in any material Liability to any Group Company with respect to any Employee Benefit Plan, each individual service provider of each Group Company who has been classified as an “employee” or as an “independent contractor” has been properly classified as such since January 1, 2018, and there exists no condition or set of circumstances that could subject any Group Company or any Employee Benefit Plan to any material Liability, tax, penalty or fee under ERISA, the Code or any applicable Law with respect to any Employee Benefit Plan relating to the failure to properly classify any individual service provider of any Group Company as an “employee” or “independent contractor” since January 1, 2018.

(k)Each Employee Benefit Plan that is a “group health plan” within the meaning of Section 733 of ERISA is and at all times has been in compliance in all material respects with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), the Health Care and Education Reconciliation Act of 2010 (“HCERA”), COBRA, and all applicable Laws, to the extent applicable, and no event has occurred and no condition exists with respect to any Employee Benefit Plan that would reasonably be expected to result in the imposition of any Taxes or penalties imposed by PPACA, HCERA, COBRA or other applicable Laws for failing to comply with such Laws, including any failure to comply in all material respects with the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or with applicable requirements under Sections 4976 through 4980H of the Code or Title I of ERISA.

(l)Each Employee Benefit Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA but is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and has timely made the one-time filing with the Department of Labor. No assets of any Employee Benefit Plan are allocated to or held in a “rabbi trust” or similar funding vehicle.

(m)Each group welfare or retirement Employee Benefit Plan may be amended or terminated by a Group Company in accordance with the terms thereof (and the terms of applicable administrative services agreements and insurance policies), without causing the accrual of any additional costs or liabilities other than benefits accrued prior to the date of such amendment or termination or normal administrative costs relating to the termination; provided, that health coverage otherwise required under PPACA, HCERA or COBRA is otherwise made available by the Group Companies or its Affiliates if and to the extent required by such Laws. No commitments have been made in writing or, to the Company’s Knowledge, verbally, by any of the Group Companies to improve or otherwise amend any Employee Benefit Plan.

Section 4.12Environmental Matters

. Except as set forth on Section 4.12 of the Company Disclosure Schedules:

(a)The Group Companies are, and since January 1, 2018 have been, in material compliance with all applicable Environmental Laws and Environmental Permits.

(b)The Group Companies hold all material Environmental Permits for the lawful conduct of their respective businesses as conducted as of the date of this Agreement.

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(c)No Group Company has received any currently unresolved written notice of any material violation of, or material Liability or investigatory, corrective or remedial obligation under, any Environmental Laws.

(d)There are no material Proceedings pursuant to any Environmental Law pending or, to the Company’s Knowledge, threatened in writing, against any Group Company.

(e)No Group Company has disposed of, transported or released any Hazardous Materials, in each case in quantities or concentrations that would reasonably be expected to give rise to a material Liability or investigatory, corrective or remedial obligation for any Group Company under Environmental Laws.

(f)The Group Companies have made available to Buyer copies of all material environmental assessments, reports, and audits and other similar material environmental studies in the possession of the Group Companies that relate to their current properties and operations.

Section 4.13Intellectual Property; Data Security

.

(a)The Group Companies own, license or otherwise have a right to all Intellectual Property Rights that are used in the conduct of the business of each Group Company as currently conducted (the “Company Intellectual Property Rights”). Section 4.13(a) of the Company Disclosure Schedules sets forth a list of (i) patents, trademark registrations, domain name registrations, and copyright registrations owned by any Group Company, (ii) patent applications, trademark applications, and copyright applications owned by any Group Company (“Registered IP”), and (iii) material Company Software. The Registered IP is subsisting, and to the Company’s Knowledge, the Registered IP that has been issued or registered is valid and enforceable. No Registered IP is subject to any opposition, cancellation, reexamination or interference proceeding against a Group Company challenging the validity or enforceability of such Registered IP (other than office actions issued in the ordinary course of prosecution of any pending applications for patents or applications for registration of other Intellectual Property Rights).

(b)Except as set forth on Section 4.13(b) of the Company Disclosure Schedules, (i) there is no pending Proceeding against any Group Company contesting the use of any Company Intellectual Property Rights by such Group Company or ownership of any Company Owned Intellectual Property Rights, or alleging that such Group Company is infringing any Intellectual Property Rights of any third party, and (ii) there is no pending Proceeding that has been brought by any Group Company against any Person alleging infringement of any Company Owned Intellectual Property Rights by such Person. No Group Company has received any claims in writing alleging that such Group Company is infringing any Intellectual Property Rights of any third party.

(c)Except as set forth on Section 4.13(c) of the Company Disclosure Schedules, (i) the operation of the business of each Group Company, as currently operated, including the offering or provision of any products and services offered or provided by any of the Group Companies (collectively, “Company Products”), is not infringing, misappropriating or otherwise violating, any Intellectual Property Rights of any third party, and the operation of the business of each Group Company since January 1, 2018, including the offering or provision of the Company Products since January 1, 2018, has not infringed, misappropriated, or otherwise violated any Intellectual Property Rights of any third party, and (ii) to the Company’s Knowledge, no third party is infringing on, misappropriating, or otherwise violating any Company Owned Intellectual Property Rights.

(d)The Group Companies have not used any Open Source Software in connection with Company Software in a manner that would require the Group Companies to, as the Company Software

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has been or is currently being used, (i) distribute or otherwise make available the source code for any material Company Software to any third party, (ii) license any material Company Software to any third party at no cost, (iii) license the source code of any material Company Software to any third party for purposes of modifying or making derivative works thereof, or (iv) license any material Company Software to any third party subject to a patent non-assert or a royalty-free patent license. No Group Company has disclosed source code for any material Company Software to any Person, other than to employees and contractors of the Group Companies involved in the development of the Company Software. The Company Software currently in use by the Group Companies is in good working order in all material respects for the purposes for which it is used in the business of each Group Company. Each Group Company possesses all source code necessary to develop, compile, maintain, debug, modify and enhance all material Company Software.

(e)Section 4.13(e) of the Company Disclosure Schedules sets forth a list of Contracts whereby (i) any of the Group Companies is granted a license to use the Intellectual Property Rights of any third party that are material to the business of the Group Companies (excluding any licenses for commercially available off-the-shelf software which have a total replacement cost, or for which the Group Companies pay aggregate annual fees, of less than $50,000 or software licensed under Open Source Software terms) (a Contract described in clause (i) ignoring the materiality limitation, a “License In”), or (ii) any of the Group Companies grants to any third party any license to use any material Company Owned Intellectual Property Rights (but excluding non-exclusive licenses granted in the Ordinary Course of Business) (a Contract described in clause (ii), a “License Out”).

(f)The Group Companies take reasonable steps to protect their rights in trade secrets included in the Company Owned Intellectual Property Rights, and no material trade secrets included in the Company Owned Intellectual Property Rights, or source code for any material Company Software, have been disclosed to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such trade secrets and the rights of the Group Companies.

(g)Except as set forth in Section 4.13(g) of the Company Disclosure Schedules, the Group Companies exclusively own all right, title and interest in and to all Registered IP and all other Company Owned Intellectual Property Rights free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 4.13(g) of the Company Disclosure Schedules, each current and former employee, consultant, and independent contractor of any Group Company who has developed any material Company Owned Intellectual Property Rights has executed and delivered to the applicable Group Company a valid and enforceable written agreement providing for the present assignment to the applicable Group Company of all Intellectual Property Rights created by such Person within the scope of such Person’s duties to the Group Companies and prohibiting such Person from using or disclosing trade secrets or confidential information of the Group Companies except in connection with the such Person’s duties to the Group Companies.

(h)Except as set forth on Section 4.13(h) of the Company Disclosure Schedules, neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any third party the right or option to cause or declare (i) a loss of, or Lien (other than Permitted Liens) on, any Company Intellectual Property Rights, (ii) the assignment or transfer to any third party ownership of, or the grant to any third party of any license to use, any Company Owned Intellectual Property Rights.

(i)The computer systems used by the Group Companies in the conduct of their business (the “Company Systems”) are adequate in all material respects for the operation of the business of the Group Companies as currently conducted. The Group Companies take commercially reasonable

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measures to protect the integrity of the Company Systems and, to the Company’s Knowledge, since January 1, 2018, there have been (i) no material failures or outages with respect to the Company Systems that have not been remedied in all material respects; or (ii) security breaches of any Company Systems. To the Company’s Knowledge, all Company Software is free of all viruses, worms, Trojan horses and other material known infections or intentionally harmful routines and does not contain any errors or bugs, except as would not reasonably be expected to materially disrupt its operation as it is currently operated by the Group Companies and their end users. To the Company’s Knowledge,each Group Company takes commercially reasonable measures to maintain the Company Systems, including the implementation of procedures to ensure that the Company Systems are free from disabling codes or instructions, and “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines, that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure by a third party of data or software contained in the Company Systems. Each Group Company takes commercially reasonable measures to ensure the upkeep of the Company Systems, and since January 1, 2018, there has not been any material malfunction with respect to any aspect of the Company Systems that has caused substantial disruption of the operation of the businesses of the Group Companies and has not been remedied in all material respects. Each Group Company has implemented and maintains commercially reasonable backup and data recovery, disaster recovery and business continuity plans. Each Group Company tests such plans on a periodic basis.

(j)Except as set forth on Section 4.13(j) of the Company Disclosure Schedules, each Group Company complies, and since January 1, 2018 has complied, in all material respects with (i) all Privacy and Information Security Requirements applicable to such Group Company, (ii) its Privacy Notices, and (iii) all contracts relating to Processing of Personal Data into which such Group Company has entered. No Group Company has received any written notice against any Group Company regarding any actual or alleged violation of any applicable Privacy and Information Security Requirement by such Group Company since January 1, 2018. Since January 1, 2018, no Group Company has suffered a Data Breach. Each Group Company employs commercially reasonable security measures that comply in all material respects with the Privacy and Information Security Requirements applicable to such Group Company to protect Personal Data within its custody or control against a Data Breach. The Group Companies are not subject to any contractual requirements or Privacy Notices that, following the Closing, would prohibit any Group Company from receiving or using Personal Data in a manner that is the same as, or similar to, the manner in which any such Group Company receives and uses such Personal Data prior to the Closing.

Section 4.14Labor Matters

.

(a)No Group Company is bound by any collective bargaining agreement or collective bargaining relationship or other labor-related agreement with a labor union or other labor organization with respect to its employees. There is no (and since January 1, 2018, there has been no) labor strike, lockdown, slowdown or work stoppage or walkout or, to the Company’s Knowledge, no such action is threatened against any Group Company. To the Company’s Knowledge, no union organization campaign with respect to any employees of any Group Company has been pending or threatened with respect to employees of any Group Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Company’s Knowledge, threatened by or on behalf of any employee or group of employees with the National Labor Relations Board or other labor relations tribunal. No Group Company has engaged in any plant closing or employee mass layoff activities without complying in all material respects with the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar national, state or local plant closing or mass layoff statute, rule or regulation since January 1, 2018.

(b)Each Group Company is, and, since January 1, 2018, has been, in compliance in all material respects with all applicable Laws and Orders respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, equal pay,

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termination of employment, classification of employees, employee whistleblowing, workers’ compensation, unemployment insurance, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, leaves of absence, and wages and hours.

(c)Since January 1, 2018, (i) no allegations of sexual harassment have been made against any employee of a Group Company at the level of Vice President or above, and to the Company’s Knowledge, no allegations of sexual harassment have been made against any other employee of a Group Company, (ii) no Group Company has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee of a Group Company. There are no Proceedings pending or, to the Company’s Knowledge, threatened involving any Group Company by or before any Governmental Entity respecting or involving any current or former applicant for employment, any employee, individual independent contractor, or any class of the foregoing, relating to any such Law, or alleging breach of any express or implied Contract of employment, of any Law governing employment or termination thereof, or of any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship.

(d)To the Company’s Knowledge, as of the date hereof, no current employee of a Group Company at the level of Vice President or above has given written notice to any Group Company representative of his or her intent to terminate employment with any Group Company prior to the one (1) year anniversary of the date hereof.

(e)Except as would not result in a material Liability to a Group Company, no Group Company is liable for any unpaid wages, bonuses, or commissions that have come due and payable since January 1, 2018 or any Tax, penalty, assessment, or forfeiture for failure to comply with applicable Laws respecting any of the foregoing.

(f)Except as would not result in a material Liability to any Group Company, since January 1, 2018, all individual independent contractors providing services to any Group Company have been properly classified as independent contractors for purposes of federal and applicable state Tax Laws and other applicable Laws and since January 1, 2018, no Group Company has received any written notice from any individual or Governmental Entity disputing such classification.

(g)Each Group Company is in compliance in all material respects with and since January 1, 2018 has not violated the terms and provisions of the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (the “Immigration Laws”). Since January 1, 2018, to the Company’s Knowledge, no Group Company has been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned in writing, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such Proceeding pending or threatened. Since January 1, 2018, for each employee whose social security number (or purported social security number) has appeared on any “no‑match” notification from the Social Security Administration (SSA) received by any Group Company, such employee or Group Company has resolved in accordance with applicable Law each discrepancy or non‑compliance with respect to such social security number (or, if applicable, such purported social security number).

Section 4.15Insurance

. Section 4.15 of the Company Disclosure Schedules sets forth the following information with respect to all policies of fire, liability, workers’ compensation, property, casualty, cyber, directors and officers, general commercial liability and other forms of insurance for which any Group Company is the named insured, covered or otherwise a beneficiary of coverage (other than the welfare benefit insurance policies under the Employee Benefit Plans set forth on Section 4.11(a) of the Company Disclosure Schedules): the name of the insurer, the policy number, the name of the policyholder,

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the period of coverage, the type of coverage, and the amount of coverage. Company has made available to Parent and Buyer true and complete copies of each such insurance policy. All such policies are in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date have been timely paid. There is no material Proceeding pending or, to the Company’s Knowledge, threatened under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies. The Company has made available to Parent and Buyer copies of loss runs and outstanding claims as of a recent date with respect to each such insurance policy. No Group Company has received any notice of cancellation or non-renewal with respect to any such policies and, to the Knowledge of the Company, no circumstance exists for which any such notice is pending or forthcoming.

Section 4.16Tax Matters

. Except as set forth on Section 4.16 of the Company Disclosure Schedules:

(a)the Company (i) has timely and properly elected to be treated as an association taxable as a corporation for U.S. federal income Tax purposes under Treasury Regulation Section 301.7701-3(c), and (ii) is the common parent of an affiliated group within the meaning of Section 1504(a) of the Code that included the Group Companies and that joined together in filing a combined, consolidated or unitary Tax Return;

(b)each Group Company has prepared and timely filed with the appropriate taxing authorities all Tax Returns required to be filed with respect to such Group Company (taking into account any applicable extensions), and such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Laws. Each Group Company has timely paid all Taxes due and owing by it (whether or not shown on any Tax Return). Section 4.16(b) of the Company Disclosure Schedules sets forth (i) each jurisdiction where each of the Group Companies will be required to file a Tax Return; (ii) the type of Tax Return and (iii) the type of Tax required to be paid, in each case, following the Closing with respect to any Tax period ending on or before the Closing Date and any Straddle Period;

(c)each Group Company has withheld or deducted all Taxes from amounts owing to any employee, creditor or other Person required to be so withheld or deducted and has timely paid over such Taxes or other amounts to the appropriate taxing authority and all information reporting requirements related to such withholding and payment have been satisfied in accordance with applicable Law;

(d)there is no Proceeding in progress, pending or, to the Knowledge of Company, threatened against or with respect to any Group Company regarding Taxes;

(e)no deficiency or proposed adjustment for any amount of Taxes has been asserted or assessed against any Group Company that has not been finally settled and paid or otherwise finally resolved;

(f)no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, or underpayment of Taxes that has not been finally settled and paid or otherwise finally resolved;

(g)no written claim has been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. No Group Company is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such country. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return.

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No Group Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force;

(h)no Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code;

(i)no Group Company is or has been a party to any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4;

(j)there are no Liens for Taxes upon any of the assets of the Group Companies other than statutory Liens for Taxes that are not yet due and payable;

(k)no Group Company has: (i) been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was the Company); or (ii) any Liability for the Taxes of any Person (other than a Group Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise (excluding, for this purpose, commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not concern Taxes, such as leases and credit agreements;

(l)no Group Company has an ownership interest in arrangement that is or could be treated as a partnership for U.S. income Tax purposes. No Group Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement (excluding, for this purpose, commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not concern Taxes, such as leases and credit agreements);

(m)the unpaid Taxes of each Group Company: (i) do not, as of the date hereof, exceed the accruals for Tax Liability (rather than any accruals for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto), and (ii) do not exceed those accruals as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Group Company in filing its Tax Returns;

(n)no Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) election under Section 108(i) of the Code; (vi) election under Section 965(h) of the Code (or any similar provision of any Law) or otherwise pursuant to Section 965 of the Code; (vii) “subpart F income” within the meaning of Section 952 of the Code or “global intangible low-taxed income” within the meaning of Section 951A of the Code, in each case, in a taxable period that begins or ends in the calendar year in which the Closing Date occurs and is attributable to a Pre-Closing Tax Period; or (viii) “closing agreement” as described in Code Section 7121 (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date;

(o)each Group Company has properly (i) collected and remitted sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar

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Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt;

(p)no Group Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(q)no Group Company has (i) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (ii) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (iii) deferred payment of any payroll Taxes, including pursuant to Section 2302 of the CARES Act, (iv) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, or (v) amended any income tax return for a taxable year prior to 2020 in order to carry back a net operating loss to such year; and

(r)The representations and warranties of Seller and the Company in Section 4.16(r) of the Company Disclosure Schedules are hereby incorporated by reference as if explicitly set forth in this Section (and Seller and the Company hereby represent and warrant as to the matters set forth therein).

Section 4.17Brokers

. No broker, finder, financial advisor or investment banker, other than Financial Technology Partners LP and its Affiliates (whose fees shall be included as Company Expenses) is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seller, any Group Company or their Affiliates.

Section 4.18Real Property

. No Group Company owns, or has ever owned, any real property or interest therein. Section 4.18 of the Company Disclosure Schedules sets forth (whether as lessee or lessor) a list of all leases, subleases, licenses, sublicenses and rights to occupy or use (each a “Lease”) of real property to which any Group Company is a party or by which any of them is bound. Except as set forth on Section 4.18 of the Company Disclosure Schedules, each Lease is valid and binding on the Group Company party thereto, and, to the Company’s Knowledge, the counterparty thereto, and enforceable in accordance with its terms against such Group Company and such counterparty (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). No Group Company is in material default or breach under any Lease (ignoring repairing obligations and dilapidations arising from normal occupancy and use thereof) and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease. Each Group Company has a valid leasehold interest in each item of real property subject to a Lease and enjoys peaceful and undisturbed possession of such item of real property, in each case, free and clear of any Liens, except Permitted Liens.

Section 4.19Transactions with Affiliates

.

(a)Section 4.19(a) of the Company Disclosure Schedules sets forth all Contracts or arrangements (other than any Employee Benefit Plans or other equity or incentive equity documents, and Governing Documents) between (i) any Group Company, on the one hand, and (ii) Seller, any Affiliate of Seller (other than the Group Companies), and any current director, manager, general partner, officer or senior employee of the Group Companies, or, to the Company’s Knowledge, any Related Person (other than the Group Companies) of any of them, on the other hand (other than any Contract entered into with any portfolio company of Parthenon on arms-length terms).

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(b)Except as disclosed on Section 4.19(b) of the Company Disclosure Schedules and other than any portfolio company of Parthenon which has a business relationship with any Group Company on arms-length terms, neither Seller, any Affiliate of Seller (other than the Group Companies), nor, to the Company’s Knowledge, any of the directors, managers, general partners, officers or senior employees, of the Group Companies possesses any material financial interest in, or is a manager, general partner, officer or employee of, any Person (other than any Group Company) which is a supplier, vendor or customer of any Group Company; provided, that ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Exchange Act, shall not be deemed to be a financial interest for purposes of this Section 4.19(b).

Section 4.20Merchants, Payment Partners, Referral Partners and Vendors

.

(a)With respect to each of the December 31, 2019 and December 31, 2020 fiscal years and the partial fiscal year from January 1, 2021 to the date of the Latest Balance Sheet, Section 4.20(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of (i) the twenty-five (25) largest customers of the Group Companies (in each case, based on amounts of revenue from the customers of such Person for each such period and showing the dollar volume for each) (the “Top Customers”); (ii) any financial institution, third party processor or other Person through which any Group Company directly or indirectly offers products or services that are enabled or facilitated by a Payment Network (“Payment Partners”); and (iii) the fifteen (15) largest software integration and referral partners of the Group Companies (taken as a whole) (based on amounts of payments to the referral partners for each such period), with “software integration partner” meaning any Person which is a party to a Contract with any Group Company under which the products or services of such Person are integrated with the products or services of such Group Company and “referral partner” meaning any person which is a party to a Contract with any Group Company under which such Person refers or markets the products or services of such Group Company without an integration to the products or services of such Person (the “Top Referral Partners”). With respect to the December 31, 2020 fiscal year and the partial fiscal year from January 1, 2021 to the date of the Latest Balance Sheet, Section 4.20(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the ten (10) largest suppliers or vendors (exclusive of Payment Partners, referral partners and software integration partners) of the Group Companies (based on amounts of payments to the suppliers for each such period) (the “Top Suppliers”).

(b)Within the twelve (12) months preceding the date hereof, no Top Customer, Payment Partner, Top Referral Partner or Top Supplier has canceled or terminated or failed to renew any Contract with any Group Company. Within the twelve (12) months preceding the date hereof, no Top Customer has notified any Group Company in writing (i) that it intends to stop, or intends to materially decrease the rate of, buying services or products from any of the Group Companies or (ii) that it intends to materially and adversely alter its business relations with any of the Group Companies. Within the twelve (12) months preceding the date hereof, no Payment Partner, Top Referral Partner or Top Supplier has notified any Group Company in writing (i) that it intends to stop, or intends to materially decrease the rate of, providing services or products to any of the Group Companies or (ii) that it will materially adversely alter its business relations with any of the Group Companies. To the Knowledge of the Company, no Group Company is in discussions with any Top Customer, Payment Partner, Top Referral Partner or Top Supplier with respect to any material dispute or controversy between such Group Company and such Person.

(c)To the Knowledge of the Company, no Group Company has received any written notice from any of its Top Customers, Payment Partners, Top Referral Partners or Top Suppliers regarding any material Proceeding pending by any Governmental Entity against any such Top Customer, Payment Partner, Top Referral Partner or Top Supplier that could reasonably be expected to materially and adversely affect any Group Company’s relationship with such Top Customer, Payment Partner, Top Referral Partner or Top Supplier.

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Section 4.21COVID-19 Matters

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(a)As of the date hereof, no Group Company has received any written notices from any Top Customer, Payment Partner, Top Referral Partner or Top Supplier currently seeking (i) to excuse its non-performance, or delay its performance, under existing Contracts due to interruptions caused by the COVID-19 Pandemic or COVID-19 Measures (through invocation of force majeure or similar provisions, or otherwise), or (ii) to modify any existing Contracts due to the COVID-19 Pandemic or COVID-19 Measures. As of the date hereof, no Group Company has issued any written notices to any Top Customer, Payment Partner, Top Referral Partner or Top Supplier currently seeking (A) to excuse such Group Company’s non-performance, or delay such Group Company’s performance, under existing Contracts with any Top Customer, Payment Partner, Top Referral Partner or Top Supplier due to interruptions caused by the COVID-19 Pandemic or COVID-19 Measures or (B) to modify any existing Contracts with any Top Customer, Payment Partner, Top Referral Partner or Top Supplier due to the COVID-19 Pandemic or COVID-19 Measures.

(b)Section 4.21(b) of the Company Disclosure Schedules sets forth the following changes to each Group Company’s work force implemented as a direct result of the COVID-19 Pandemic or COVID-19 Measures, if any, from March 1, 2020 through the date hereof: (i) the date of any employee furloughs, layoffs, terminations, and whether such changes are intended to be temporary or permanent, (ii) the date and aggregate amount of any employee salary or wage reductions, and whether such changes are intended to be temporary or permanent, and (iii) if applicable, the date any such employees returned to work or are expected to return to work.

Section 4.22PPP Loans

. Stratus obtained a loan through the U.S. Small Business Administration under the CARES Act (the “PPP Loan”) in the amount of $115,800. At the time of application, and at the time the PPP Loan was funded, Stratus satisfied all of the applicable criteria for the PPP Loan set forth in the Small Business Act (15 U.S.C. 636(a)), the Small Business Administration’s Standard Operating Procedures, and the CARES Act (based on applicable Law, including any official public guidance of the relevant Governmental Entity on the CARES Act, existing as of the date of submission of Stratus’s application for the PPP Loan), including, that (a) the uncertainty of current economic conditions make the PPP Loan necessary to support the ongoing operations of Stratus, (b) the proceeds of the PPP Loan were used solely for permitted purposes under the CARES Act, (c) Stratus did not have an application pending for a loan under subsection 7(a) of the Small Business Act or the CARES Act for the same purposes and duplicative of amounts applied for or received under the PPP Loan, and (d) Stratus has not received amounts under subsection 7(a) of the Small Business Act for the same purpose and duplicative of amounts applied for or received under the PPP Loan. The application materials and supporting documentation with respect to the PPP Loan, and any forgiveness thereof, delivered by Stratus to the financial institutions providing the PPP Loan were true and correct in all material respects. Stratus was eligible to apply for forgiveness of the PPP Loan and the PPP Loan was forgiven in full. Except as detailed in this Section 4.22, no Group Company has obtained any benefits or participated in any loan programs as provided in the CARES Act.

Section 4.23Investment Representations

. Seller has such knowledge and experience in financial and business matters to evaluate the merits and risks of its acquisition of the Merger Shares. Seller confirms that it can bear the economic risk of its investment in the Merger Shares and can afford to lose its entire investment in the Merger Shares, Parent and Buyer have made available to Seller and their respective representatives the materials relating to the purchase of the Merger Shares which Seller has requested, and Parent and Buyer have made available to Seller and their respective representatives the opportunity to ask questions of the officers and management employees of the business of Parent and Buyer and to acquire additional information about the business and financial condition of Parent and Buyer. Seller is acquiring the Merger Shares for investment and not with a view toward or for sale in connection with any distribution

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thereof, or with any present intention of distributing or selling the Merger Shares. Seller agrees that the Merger Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities Laws. Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4.24Project Glass

. Seller has made available to Buyer the executed version of the Project Glass Purchase Agreement and each other transaction document entered into in connection with the transactions contemplated by the Project Glass Purchase Agreement. The representations and warranties set forth in Articles III and IV of the Project Glass Purchase Agreement were true and correct as of the date made. As of the date hereof, to the Knowledge of the Company, there are no breaches of the representations and warranties set forth in Articles III and IV of the Project Glass Purchase Agreement that could give rise to a claim for indemnification pursuant to the Project Glass Purchase Agreement. Since the closing of the transactions contemplated by the Project Glass Purchase Agreement through the date hereof, Seller, the Company and Electronic Payment Providers, Inc. have maintained and accounted for the Project Glass Target as an independent business and have not combined the Project Glass Target with any business operations of the Company or any of its Affiliates or any other third parties, and Seller, the Company and Electronic Payment Providers, Inc. have not shifted or utilized, or permitted the Project Glass Target to shift or utilize, any sales, customers, sales personnel or other assets from the Project Glass Target to the Company or any of its Affiliates, including without limitation converting any customers to another processing platform.

Section 4.25Confidential Information

. In the past three (3) years, Seller, the Restricted Persons, the Affiliates of the Restricted Persons, and the Restricted Persons’ respective equityholders, directors, officers, limited partners, members, employees, representatives and agents, have not disclosed any of the Group Companies’ customer lists, partner lists, pricing information or other competitively sensitive confidential information to a “portfolio company” (as such term is customarily used in the private equity industry) that is directly or indirectly owned, managed, operated, financed or controlled by the Restricted Person or any Affiliate of the Restricted Person (each, a “Portfolio Company”).

Section 4.26EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES

. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR the Company IN THIS AGREEMENT (OR IN ANY CERTIFICATE DELIVERED HEREUNDER OR IN ANY OTHER TRANSACTION DOCUMENT) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING ANY IMPLIED WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 (OR IN ANY CERTIFICATE DELIVERED HEREUNDER OR IN ANY OTHER TRANSACTION DOCUMENT) SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESSES OR ITS ASSETS, AND SELLER AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER HAS RELIED SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. FURTHER, SELLER AND THE COMPANY HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR

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REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). NOTHING IN THIS SECTION 4.26 SHALL LIMIT PARENT’S OR BUYER’S ABILITY TO RELY ON THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (OR IN ANY CERTIFICATE DELIVERED HEREUNDER OR IN ANY OTHER TRANSACTION DOCUMENT) OR LIMIT A CLAIM FOR FRAUD AGAINST THE PARTY COMMITTING SUCH FRAUD.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND MERGER SUB

Except as set forth in the Buyer Disclosure Schedules or as set forth in any Parent SEC Reports filed prior to the date that is two (2) Business Days prior to the date hereof (excluding any disclosures in any “risk factors” section that do not constitute statements of fact or disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Parent, Buyer and Merger Sub each hereby represent and warrant to the Company and Seller as follows:

Section 5.1Organization

. Each of Parent, Buyer and Merger Sub are duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of formation and have all requisite power and authority to carry on their respective businesses as now being conducted.

Section 5.2Authority

. Parent, Buyer and Merger Sub each have all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby (including the issuance of the Closing Stock Merger Consideration). The execution and delivery of this Agreement and each other Transaction Document to which Parent, Buyer or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby (including the issuance of the Closing Stock Merger Consideration) have been duly authorized by all necessary action on the part of Parent, Buyer and Merger Sub, as applicable, and no other proceeding (including by their respective boards of directors (or equivalent governing body), stockholders or equityholders) on the part of Parent, Buyer or Merger Sub is necessary to authorize this Agreement each other Transaction Document to which Parent, Buyer or Merger Sub is a party or to consummate the transactions contemplated hereby and thereby (including the issuance of the Closing Stock Merger Consideration). This Agreement and each other Transaction Document to which Parent, Buyer or Merger Sub is a party has been (or will at Closing be) duly executed and delivered by Parent, Buyer or Merger Sub and constitutes a valid, legal and binding agreement of Parent, Buyer or Merger Sub (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Parent, Buyer or Merger Sub in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3Subsidiaries

. Each Subsidiary of Parent is a corporation, partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof to the extent applicable) under the laws of its respective jurisdiction of formation, except where the failure to be in good standing (or the equivalent thereof) would not be material to the business or operations of Parent and its Subsidiaries (taken as a whole). Each such Subsidiary has the requisite corporate, partnership, limited liability company or other applicable power and authority to own, lease and operate its material assets, properties, and business and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the business or operations of Parent and its Subsidiaries (taken as a whole).

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Section 5.4Financial Statements

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(a)Parent’s consolidated financial statements are set forth or incorporated by reference in the Parent SEC Reports (the “Parent Financial Statements”). Except as set forth on Section 5.4(a) of the Buyer Disclosure Schedules, the Parent Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q, and (ii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC.

(b)Parent, Buyer and Merger Sub have no Liabilities required to be reflected on the face of the Parent Financial Statements under GAAP, other than: (i) those that are reflected or reserved against in the Parent Financial Statements (including in the notes thereto); (ii) those incurred in the ordinary course of business since the date of the most recent Parent Financial Statements; (iii) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement; (iv) those which are disclosed on Section 5.4(b) of the Buyer Disclosure Schedules; and (v) those which are not material to Parent, Buyer and Merger Sub, taken as a whole.

Section 5.5Capitalization of Parent, Buyer and Merger Sub

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(a)As of the date hereof, the authorized capital stock of Parent consists solely of 2,000,000,000 shares of Parent Common Stock, 1,000 shares of Class V Common Stock of Parent, par value $0.0001 per share, and 200,000,000 shares of Parent Preferred Stock. As of April 30, 2021, (i) 80,439,645 shares of Parent Common Stock were issued and outstanding, (ii) 7,326,728 shares of Parent Common Stock were reserved for issuance under the Repay Holdings Corporation 2019 Omnibus Incentive Plan, (iii) 100 shares of Class V Common Stock of Parent were issued and outstanding, (iv) 0 shares of Parent Preferred Stock were issued and outstanding, (v) 7,959,160 shares of Parent Common Stock were reserved for issuance upon exchange of outstanding units representing limited liability company interests of Hawk Parent Holdings LLC, and (vi) 18,333,304 shares of Parent Common Stock were reserved for issuance upon conversion of its 0.00% Convertible Senior Notes due 2026. All of the outstanding Equity Securities of Parent have been duly authorized and validly issued. Except as set forth on Section 5.5 of the Buyer Disclosure Schedules or as otherwise expressly set forth in this Section 5.5(a), there are no outstanding (i) Equity Securities of Parent, (ii) securities of Parent convertible into, exercisable for or exchangeable for, at any time, Equity Securities of Parent or (iii) rights to acquire from Parent, and no obligations of Parent to issue, sell, purchase, return or redeem or otherwise acquire, any of the items described in clauses (i) through (ii). None of the issued or outstanding Equity Securities of Parent are subject to, or were issued in violation of, any preemptive right, purchase option, call option, right of first refusal, right of first offer, right of first negotiation, subscription right or similar right under applicable Laws, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound. At the Closing, Parent will have sufficient authorized but unissued shares or treasury shares of Parent Common Stock for Parent to meet its obligation to deliver the Closing Stock Merger Consideration under this Agreement. Upon issuance in accordance with the terms of this Agreement, the Closing Stock Merger Consideration will be duly authorized, validly issued fully paid and non-assessable and will not be subject to any Liens, preemptive right, purchase option, call option, right of first refusal, right of first offer, right of first negotiation, subscription right or similar right under applicable Laws, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound, other than restrictions on transfer imposed by the Registration Rights Agreement or this Agreement or by state and federal securities Laws, and will not have been issued in violation of any preemptive rights or rights of first refusal or similar rights.

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(b)All of the issued and outstanding equity interests or other ownership interests of Buyer are, and at the Closing will be, owned by Parent. All of the issued and outstanding equity interests or other ownership interests of Merger Sub are, and at the First Effective Time will be, owned by Parent. Neither Buyer nor Merger Sub has conducted any business prior to the date of this Agreement. Neither Buyer nor Merger Sub has any, and prior to the First Effective Time will have no, assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

(c)No vote of Parent’s equityholders is required to approve this Agreement or for Parent, Buyer or Merger Sub to consummate the transactions contemplated hereby (including the issuance of the Closing Stock Merger Consideration).

Section 5.6Consents and Approvals; No Violations

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(a)Except as set forth on Section 5.6(a) of the Buyer Disclosure Schedules, except for the First Certificate of Merger and, unless a Tax Election is delivered, the Second Certificate of Merger, and except with respect to such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Closing Stock Merger Consideration and the approval of the listing of such Parent Common Stock on The Nasdaq Stock Market LLC, assuming the truth and accuracy of the representations and warranties of the Group Companies set forth in Section 4.6(a), no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or any Transaction Document by Parent, Buyer or Merger Sub or the consummation by Parent, Buyer and Merger Sub of the transactions contemplated hereby, except for compliance with and filings under the HSR Act.

(b)Neither the execution, delivery and performance by Parent, Buyer and Merger Sub of any Transaction Document to which it is a party nor the consummation by Parent, Buyer and Merger Sub of the transactions contemplated thereby will, directly or indirectly, with or without notice or lapse of time or both (i) conflict with or result in any breach of any provision of Parent, Buyer or Merger Sub’s respective Governing Documents, (ii) except as set forth on Section 5.6(b) of the Buyer Disclosure Schedules, result in a violation or breach in any material respect of, require notice or consent under, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which Parent, Buyer or Merger Sub is a party, (iii) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of Parent, Buyer and Merger Sub, or (v) result in a violation or breach in any material respect of, require notice or consent under, any Permit of any Parent, Buyer and Merger Sub or give any Governmental Entity the right to terminate, revoke, suspend or modify any Permit of any Parent, Buyer and Merger Sub.

Section 5.7Brokers

. Except as set forth on Section 5.7 of the Buyer Disclosure Schedules, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Buyer, Merger Sub or any of their respective Affiliates for which any Group Company may become liable.

Section 5.8Financing

. Buyer has, and will have on the Closing Date and at all times during the period beginning on the date hereof and ending on the Closing Date, sufficient access to funds to pay the Aggregate Closing Cash Consideration, any Funded Indebtedness, the Company Expenses and the fees and expenses of Parent, Buyer and Merger Sub related to the transactions contemplated hereby. To the Knowledge of Parent, there is no circumstance or condition that, individually or in the aggregate with all

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other circumstances or conditions, could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.

Section 5.9Acquisition of Equity For Investment

. Each of Parent and Buyer have such knowledge and experience in financial and business matters to evaluate the merits and risks of its acquisition of the Company Units. Each of Parent and Buyer confirm that it can bear the economic risk of its investment in the Company Units and can afford to lose its entire investment in the Company Units, has been furnished the materials relating to the purchase of the Company Units which Parent and Buyer have requested, and the Company has provided each of Parent and Buyer and their respective representatives the opportunity to ask questions of the officers and management employees of the business and to acquire additional information about the business and financial condition of the Group Companies. Parent and Buyer are acquiring the Company Units for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Company Units. Each of Parent and Buyer agrees that the Company Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities Laws.

Section 5.10Registration Statement

. Parent is eligible to register the Closing Stock Merger Consideration for resale by the direct and indirect equityholders of the Company on a shelf registration statement (as defined in Rule 405 promulgated under the 1933 Act) on Form S-3 under the 1933 Act. None of the information in the Registration Statement shall, at the time the Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except for information furnished in writing by Seller and its Affiliates. The Registration Statement shall comply as to form in all material respects with the applicable requirements of the 1933 Act.

Section 5.11Litigation

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(a)Except as set forth on Section 5.11(a) of the Buyer Disclosure Schedules, there is, and since January 1, 2020 there has not been, any Proceeding pending or, to Parent’s Knowledge, threatened in writing against Parent, Buyer or Merger Sub which would be material to Parent, Buyer and Merger Sub taken as a whole.

(b)Except as set forth on Section 5.11(b) of the Buyer Disclosure Schedules, neither Parent nor any of its Subsidiaries (or any assets of Parent or any of its Subsidiaries) is subject to any outstanding Order that is material to Parent and its Subsidiaries taken as a whole.

Section 5.12Solvency

. Neither Parent nor Buyer is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Group Companies. Each of Parent and Buyer is Solvent as of the date of this Agreement and, assuming the satisfaction of the condition to the Company’s obligation to consummate the transactions contemplated hereby, Parent, Buyer and each of the Group Companies (on both a stand-alone and on a combined basis) will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Aggregate Closing Cash Consideration, Funded Indebtedness, Company Expenses, all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be Solvent at and after the Closing Date.

Section 5.13Parent SEC and NASDAQ Compliance

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(a)Parent is in material compliance with the requirements to file all required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2020. All such required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including those that Parent may file subsequent to the date of this Agreement until the Closing) are referred to herein as the “Parent SEC Reports”. As of their respective dates, or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Reports (a) were prepared in accordance and complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports; and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries are required to file any forms or reports with the SEC.

(b)Parent (i) is in compliance in all material respects with all current listing and corporate governance requirements of the Nasdaq applicable to Parent, and (ii) is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Securities Act and the Exchange Act, in each case to the extent applicable to Parent.

Section 5.14Compliance with Applicable Law

. Parent and each of its Subsidiaries holds all required Permits of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of its businesses as presently conducted, except for failures to hold such Permits which would not be material to Parent and its Subsidiaries taken as a whole. The business of Parent and its Subsidiaries is, and since January 1, 2020 has been, operated in material compliance with applicable Payment Network Rules and all applicable Laws, rules, regulations, codes, ordinances, and applicable Orders of all Governmental Entities.

Section 5.15Transactions with Affiliates

. There are no transactions or series of related transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the 1934 Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the 1934 Act) 5% or more of the outstanding Parent Common Stock, on the other hand, of the type required to be reported in any Parent SEC Report pursuant to Item 404 of Regulation S-K promulgated under the 1934 Act that have not been so disclosed in the Parent SEC Reports (in each case, other than any such transactions, agreements, arrangements or understandings with Seller or any of its Affiliates).

Section 5.16Taxes

. Each of Parent, Buyer and their respective Subsidiaries has prepared and duly filed with the appropriate taxing authorities all material Tax Returns required to be filed with respect to such entity (taking into account any applicable extensions), such Tax Returns are accurate in all material respects, and each of Parent, Buyer and their respective Subsidiaries has timely paid all material Taxes due and owing by it. There is no action, suit, proceeding, examination, audit or claim in progress, pending or, to the Knowledge of Parent, threatened against or with respect to Parent regarding Taxes. The representations and warranties of Parent in Section 5.16 of the Buyer Disclosure Schedules are hereby incorporated by reference as if explicitly set forth in this Section (and Parent hereby represents and warrants as to the matters set forth therein).

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Section 5.17Absence of Changes

. Since the date of the Latest Balance Sheet, there has not been any Buyer Material Adverse Effect and, except with respect to the transactions contemplated by this Agreement, Parent has conducted its business in the ordinary course in all material respects.

Section 5.18EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES

. THE REPRESENTATIONS AND WARRANTIES MADE BY PARENT, Buyer AND MERGER SUB IN THIS AGREEMENT (OR IN ANY CERTIFICATE DELIVERED HEREUNDER OR IN ANY OTHER TRANSACTION DOCUMENT) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING ANY IMPLIED WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 5 (OR IN ANY CERTIFICATE DELIVERED HEREUNDER OR IN ANY OTHER TRANSACTION DOCUMENT), PARENT, Buyer AND MERGER SUB EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESSES OR ITS ASSETS, AND PARENT, Buyer AND MERGER SUB SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. FURTHER, PARENT, Buyer AND MERGER SUB HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). NOTHING IN THIS SECTION 5.18 SHALL LIMIT SELLER’S OR THE COMPANY’S ABILITY TO RELY ON THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (OR IN ANY CERTIFICATE DELIVERED HEREUNDER OR IN ANY OTHER TRANSACTION DOCUMENT) OR LIMIT A CLAIM FOR FRAUD AGAINST THE PARTY COMMITTING SUCH FRAUD.

Article 6
COVENANTS

Section 6.1Conduct of Business

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(a)Company Covenants.

(i)From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except (1) as the Company reasonably determines necessary or advisable to address the COVID-19 Pandemic or the direct or indirect effect thereof (including any COVID-19 Measures); provided that the Company shall, to the extent reasonably practicable, consult with Parent prior to taking any such action that is material, (2) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as contemplated by this Agreement (including Section 2.1(c)), (4) as required by applicable Law, or (5) as set forth on Section 6.1(a) of the Company Disclosure Schedules, the Company shall, and the Company and Seller shall cause the Group Companies to:

(A)use commercially reasonable efforts to conduct their respective businesses in the Ordinary Course of Business in all material respects (including any conduct that is reasonably related, complementary or incidental thereto);

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(B)not intentionally take or omit to take any action which, if such action had been taken during the time period covered by Section 4.8(b) (other than clause (v)(B) thereof), would require a new disclosure pursuant to Section 4.8(b);

(C)use commercially reasonable efforts to preserve intact its goodwill and business organization, keep the services of its officers and employees available and preserve the relationships and goodwill with its customers, financial institutions, vendors, employees and other having material business relations with such Group Company;

(D)use commercially reasonable efforts to maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

(E)use commercially reasonable efforts to duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate Proceedings; and

(F)use best efforts to not dispose of or permit to lapse any right to the use of any material patent, trademark, trade name, service mark or copyright owned by such Group Company (except for expiration of any of the foregoing with respect to non-renewable rights or grant of non-exclusive licenses granted in the Ordinary Course of Business), or dispose of or disclose to any Person, any material trade secret or know-how owned by such Group Company not heretofore a matter of public knowledge (except under confidentiality agreements).

(ii)Notwithstanding anything to the contrary in this Section 6.1, the Company and its Subsidiaries may (A) use all available Cash and Cash Equivalents to make cash dividends or distributions, pay Company Expenses or Indebtedness of the Company and its Subsidiaries prior to the Closing and (B) subject to prior consultation with Buyer and, with respect to any individual Change in Control Payment in excess of $100,000 for any Person, the prior approval of Buyer (not to be unreasonably withheld, conditioned or delayed), enter into, be or become obligated to pay and/or pay any Change in Control Payments so long as such Change in Control Payments are included in Company Expenses and paid as of the Closing.

(iii)In connection with the continued operation of the Group Companies between the date hereof and the Closing Date, the Company will, and the Company and Seller will, and will cause each Group Company to, upon reasonable request and at reasonable times, confer in good faith with Parent and Buyer regarding operational matters and the general status of ongoing operations of the Group Companies promptly and will notify Parent and Buyer of any event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect. Seller and Company acknowledge that Parent and Buyer do not and will not waive any rights it may have under this Agreement as a result of such consultations or notifications.

(iv)Nothing contained in this Agreement will give to Parent or Buyer, directly or indirectly, rights to control or direct the operations of the Group Companies prior to the Closing.

(b)Parent and Buyer Covenants.

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(i)From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, (i) except as (1) as Parent reasonably determines necessary or advisable to address the COVID-19 Pandemic or the direct or indirect effect thereof (including any COVID-19 Measures), (2) consented to in writing by Seller (which shall not be unreasonably withheld, conditioned or delayed), (3) as contemplated by this Agreement (including Section 2.1(c)), (4) required by applicable Law, or (5) set forth on Section 6.1(b) of the Buyer Disclosure Schedules, Parent and Buyer shall use commercially reasonable efforts to conduct their respective businesses in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), and (ii) without limiting the foregoing, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer, Parent and Merger Sub shall not, and shall cause their respective Subsidiaries not to:

(A)(I) declare, authorize, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash tax distributions payable by any majority-owned subsidiary of Parent in accordance with its applicable Governing Documents, and (y) dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent, or (II) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(B)amend or authorize the amendment of its articles of incorporation or bylaws (or similar Governing Documents) in a manner adverse in any material respect to Seller relative to other holders of Parent Common Stock;

(C)adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than with respect to Subsidiaries of Parent); or

(D)authorize, or agree or commit to, whether in writing or otherwise, any of the foregoing actions.

(ii)Notwithstanding anything to the contrary in this Section 6.1(b), (A) Parent or its Subsidiaries’ failure to take any action prohibited by Section 6.1(b)(i)(A)-(D) will not be a breach of Section 6.1(b)(i), and (B) subject to Section 6.3(e), Parent and its Subsidiaries shall be entitled to engage in any acquisitions, mergers or other business combination transactions without regard to the restrictions set forth in this Section 6.1(b).

(iii)In connection with the continued operations of Parent and its Subsidiaries between the date hereof and the Closing Date, Parent, Buyer and Merger Sub will notify Seller of any event or occurrence that has had or would reasonably be expected to have a Buyer Material Adverse Effect. Parent acknowledges that Seller does not and will not waive any rights it may have under this Agreement as a result of such consultations or notifications.

(iv)Nothing contained in this Agreement will give to Seller or the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiaries.

Section 6.2Access to Information

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(a)From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to

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restrictions contained in any confidentiality agreement to which any Group Company is subject, Seller and each Group Company shall provide to Buyer and its representatives reasonable access to all management and senior employees and books and records of the Group Companies (in a manner so as to not unreasonably interfere with the normal business operations of any Group Company); provided, that (i) Buyer and its representatives shall use reasonable efforts in light of the circumstances to seek such access during normal business hours and (ii) Seller and its representatives shall have no obligation to provide Buyer and its representatives access to any books or records to the extent such books and records do not pertain to the business of any Group Company and, to such extent, any Group Company and its representatives are entitled to withhold access to or redact any portion of such books and records. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

(b)Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, neither the Company nor any of its Affiliates (including the Group Companies) shall be required to disclose to Buyer or any of its representatives any (i) information (A) to the extent developed or prepared for the sale or divestiture process conducted by the Company or its Affiliates for the Group Companies vis-à-vis any Person other than Buyer and its Affiliates, or the Company’s or its Affiliates’ (or their representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information developed or prepared in connection therewith, (B) if doing so would violate any Law to which the Company or any of its Affiliates (including the Group Companies) is a party or is subject (including the HSR Act and other Antitrust Laws), or (C) which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney client and work product privileges with respect to any Privileged Deal Communications; provided, however, that Seller and the Company shall notify Parent in the event any access or information contemplated by this clause (C) is withheld and cooperate with Parent to attempt to find a way to allow disclosure of such information to the extent doing so would not (in the reasonable judgement of Seller after consultation with counsel) reasonably be likely to result in the loss of any attorney-client privilege, or (D) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (ii) information relating to Taxes or Tax Returns other than information relating to the Group Companies required for Buyer to comply with applicable Law. Furthermore, the Company and its Affiliates shall be permitted to reasonably designate any competitively sensitive material provided to Buyer or any of its representatives under Section 6.2(a) as “Clean Team Only,” and such materials and the information contained therein shall be handled in accordance with the procedures established for such materials prior to the execution of this Agreement. Notwithstanding the foregoing, the access contemplated by this Section 6.2 and any related activities may be limited due to the COVID-19 Pandemic and COVID-19 Measures (and the Company’s response thereto) and no access need be granted if the Company believes it may jeopardize the health and safety of any employee, independent contract or other agent of any Group Company.

Section 6.3Efforts to Consummate

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(a)Subject to the terms and conditions herein provided, each of Seller and the Company, on the one hand, and Parent, Buyer and Merger Sub, on the other hand, shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including the satisfaction, but not waiver, of the closing conditions of the other Parties set forth in Article 7 and obtaining consents of all Governmental Entities and other Persons listed on Schedule 7.2(d)(iii) (or otherwise listed on Section 4.6(b) of the Company Disclosure Schedules and reasonably requested in writing by Parent) necessary to

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consummate the transactions contemplated hereby and including, to honor all of their respective obligations hereunder).

(b)Each Party will bear its own HSR Act filing fees. Each of Seller and the Company, on the one hand, and Buyer and Parent, on the other hand, shall make (or shall cause their “ultimate parent entity” to make) an appropriate filing, if necessary, pursuant to the HSR Act (which filing shall specifically request early termination of the waiting period prescribed by the HSR Act) and any other applicable Law with respect to the transactions contemplated by this Agreement promptly (and in any event, within five (5) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Without limiting the foregoing, neither Seller nor the Company, on the one hand, and Parent and Buyer, on the other hand, and their respective Affiliates shall take any action that has or may have the effect of extending any waiting period or comparable period under the HSR Act or any other applicable Law or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of Seller (with respect to Parent and Buyer) or Parent (with respect to Seller or the Company).

(c)In the event any Proceeding by a Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d)Seller and the Company, on the one hand, and Parent and Buyer, on the other hand, shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed substantive written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each of Seller and the Company, on the one hand, and Buyer and Parent, on the other hand, agree not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent not prohibited by such Governmental Entity, gives the other the opportunity to attend and participate in such meeting or discussion. Each of Seller and the Company, on the one hand, and Buyer and Parent, on the other hand, as applicable, shall promptly advise the other Parties upon receiving any substantive communication from any Governmental Entity regarding any consent or approval required for consummation of the transactions contemplated by this Agreement and, unless prohibited by Law, provide each such communication to such other Parties. Each of Seller and the Company, on the one hand, and Buyer and Parent, on the other hand, as applicable, may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.3(d) as “Outside Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent, Buyer, Seller or the Company, as the case may be) or its legal counsel.

(e)During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Parent and its Affiliates shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or delay Parent’s or Buyer’s ability to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder. Without limiting the generality of the foregoing, none of Parent, Buyer or their respective Subsidiaries and Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or

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otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under the HSR Act, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or (iii) increase the risk of not being able to remove any such order on appeal or otherwise.

Section 6.4Public Announcements

. Parent, Buyer and Merger Sub, on the one hand, and the Company and Seller, on the other hand, shall consult with one another and seek one another’s approval (not to be unreasonably withheld, conditioned or delayed) before issuing any press release, or otherwise making any public announcements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law or regulation, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement reasonably in advance of such issuance and shall consult in good faith with the other Parties regarding the substance thereof. For the avoidance of doubt, the Parties acknowledge and agree that (a) Parthenon Capital Partners and its Affiliates (except for the Company and its Subsidiaries and Parthenon Capital Partners’ and its Affiliates’ other respective Portfolio Companies, collectively, “Parthenon”) may provide on a confidential basis information about the subject matter of this Agreement in connection with its fundraising, marketing, informational and reporting activities in the ordinary course of its business (including to its investors and potential investors) and (b) nothing contained herein limits Seller, Parent and their respective Affiliates from making any announcements, statements or acknowledgements that Seller or Parent is required by applicable Laws or the requirements of any national securities exchange to make, issue or release, or limit Seller, Parent or their respective Affiliates from making any disclosures that it deems necessary or advisable to be made in filings with the SEC.

Section 6.5Indemnification; Directors’ and Officers’ Insurance

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(a)Parent and Buyer agree that all rights to indemnification, exculpation and advancement of expenses now existing in favor of the directors and officers of each Group Company, as provided in the Group Companies’ Governing Documents in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that Parent and Buyer shall cause the Group Companies to perform and discharge the Group Companies’ obligations to provide such indemnification, exculpation and advancement of expenses. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Parent and Buyer shall cause the Group Companies to advance expenses in connection with such indemnification as provided in the applicable Group Company’s Governing Documents. The indemnification, liability limitation, exculpation or advancement of expenses provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers, of any Group Company, unless such modification is required by applicable Law.

(b)The Group Companies shall purchase, prior to the Closing, a “tail” policy, (the “D&O Tail Policy”) providing directors’ and officers’ liability insurance coverage for a period of six (6) years after the Closing Date, without any lapses in coverage, for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, with respect to matters occurring prior to the Closing. Such a policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’

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liability insurance policies; provided that the Group Companies may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c)Parent and Buyer agree not to, and shall cause the Group Companies not to, take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in Section 6.5(b). If Parent, Buyer, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Parent, Buyer or such Group Company shall assume all of the obligations set forth in this Section 6.5; provided that neither Parent, Buyer nor such Group Company shall be relieved from such obligation.

(d)The directors and officers of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third party beneficiaries of this Section 6.5. This Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer.

Section 6.6Exclusive Dealing

. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither Seller nor the Company shall take, nor shall either of them permit any of its Affiliates, officers, directors, managers, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to: (a) solicit, initiate discussions, engage in discussions or engage in negotiations with any Person (whether such negotiations are initiated by Seller, the Company, an Affiliate, a third party or otherwise), other than Parent, Buyer or their respective Affiliates, relating to the possible acquisition of any portion of the equity or any business, business line or substantial assets of any Group Company (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise) or a refinancing, restructuring, recapitalization or other similar extraordinary transaction involving any Group Company (an “Acquisition Transaction”); (b) provide non-public information or documentation with respect to any Group Company to any Person, other than to Parthenon or any Group Companies or their officers, equityholders, employees and representatives or to Parent, Buyer or their respective Affiliates or its or their representatives, relating to an Acquisition Transaction (but not for purposes of such Person proposing or effecting an Acquisition Transaction); or (c) enter into any confidentiality agreement, letter of intent, memorandum of understanding, definitive agreement or Contract with any Person, other than Parent, Buyer or their Affiliates, effecting an Acquisition Transaction. Seller and the Company shall take, and they shall cause all Affiliates, officers, directors, managers, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents of them to (i) immediately cease any discussions or negotiations regarding any Acquisition Transaction that were conducted prior to the date hereof; and (ii) promptly notify any party with which such discussions or negotiations were being held of such termination. Seller will notify Parent (within one (1) Business Day) of all relevant terms of any inquiries or proposals by a third party to undertake any Acquisition Transaction which Seller, any Group Company or, to the Knowledge of the Company, any Affiliates, officers, directors, managers, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents of Seller or the Group Companies receive relating to any Acquisition Transaction and, if such inquiry or proposal is in writing, Seller will deliver to Parent a copy of such written inquiry or proposal.

Section 6.7Documents and Information

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(a)After the Closing Date, Parent, Buyer and the Company shall, and shall cause the Group Companies to, until the earlier of the sixth (6th) anniversary of the Closing Date or the date required by Parent or its Affiliates (including the Group Companies’) document retention policies, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and to make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. Seller shall maintain the confidentiality of any nonpublic information provided to Seller pursuant to this Section 6.7(a).

(b)Notwithstanding anything to the contrary set forth in this Agreement, neither Parent, Buyer or any of its Affiliates (including the Group Companies) shall be required to disclose to Seller or any of its representatives any information (i) to the extent doing so would violate any Law to which Parent, Buyer or any of its Affiliates (including the Group Companies) is a party or is subject (including the HSR Act and other Antitrust Laws), (ii) which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges; provided, however, that Parent shall notify Seller in the event any access or information contemplated hereby is withheld and cooperate with Seller to attempt to find a way to allow disclosure of such information contemplated by this clause (ii) to the extent doing so would not (in the reasonable judgement of Parent after consultation with counsel) reasonably be likely to result in the loss of any attorney-client privilege, or (iii) if Parent, Buyer or any of its Affiliates (including the Group Companies), on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

Section 6.8Contact with Customers, Suppliers and Other Business Relations

. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent and Buyer each hereby agree that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any non-management employee or any material client, customer, supplier or business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior consent of the Company (which will not be unreasonably withheld, conditioned or delayed), provided that, upon the reasonable request of Parent, (a) the Company shall use commercially reasonable efforts to facilitate any customary information sessions or other communications for employees of the Group Companies with respect to the transactions contemplated by this Agreement as reasonably requested by Parent; and (b) if any Group Company is contacted by any material client, customer, supplier or business relation of any Group Company regarding the transactions contemplated by this Agreement, the Company shall use commercially reasonable efforts to promptly notify Parent of such contact, and, subject to applicable Law (including any Antitrust Laws), the Parties shall work together in good faith to develop and coordinate any response or other substantive communications to such material client, customer, supplier or business relation regarding the transactions contemplated by this Agreement.

Section 6.9Transfer Taxes

. All transfer, sales, use, value added, excise, stamp, recording, documentary, registration and any other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) that are imposed on any of the Parties hereto by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne equally by Seller and Parent (50/50). Seller shall duly and timely prepare any Tax Returns with respect to such Taxes, and Buyer will reasonably cooperate with Seller in the preparation and filing of such Tax Returns.

Section 6.10Debt Payoff Letters

. The Company shall (a) obtain from each holder of Closing Date Indebtedness that is Funded Indebtedness a payoff letter in a customary form, which payoff letter provides for, among other things, the release, discharge, removal and termination of all Liens on the assets

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and Equity Securities of each Group Company upon payment of the amounts set forth therein, including appropriate UCC termination statements (collectively, the “Debt Payoff Letters”), and (b) provide Buyer with a copy of such Debt Payoff Letters with a reasonable period for Buyer to review and comment on such Debt Payoff Letters at least three (3) Business Days prior to the Closing Date.

Section 6.11Tax Matters

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(a)Tax Treatment of the Mergers. For U.S. federal income Tax purposes, the Parties intend that (x) the Mergers will constitute an integrated plan that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Company, Buyer and Merger Sub are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder, (y) the Company, Buyer, and Merger Sub hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and (z) the Mergers will be treated as providing for Fixed Consideration and governed by the “signing date rule” as described in Treasury Regulations Sections 1.368-1(e)(2) et seq. (collectively, the “Intended Tax Treatment”). Notwithstanding the foregoing, in the event Seller delivers a Tax Election in accordance with the terms of this Agreement, the Parties intend that the transactions contemplated hereby shall be treated for federal income tax purposes as taxable sale of the Company Units by Seller (rather than the treatment as described in the first sentence of this Section 6.11(a)) and in such case, references herein to the “Intended Tax Treatment” shall be deemed to refer to such alternative treatment. The Parties hereto agree to report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with, the Intended Tax Treatment unless otherwise required by applicable Law or as required pursuant to a “determination” within the meaning of Section 1313 of the Code. The Parties shall not take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment. Each of the Parties agrees to promptly notify all other Parties in writing of any challenge to the Intended Tax Treatment by any Governmental Entity (with such notice including a copy of any such challenge.

(b)Tax Return Preparation. Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Group Companies that are required to be filed after the Closing Date and that relate to any Tax period ending on or before the Closing Date or any Straddle Period.

(c)Straddle Period Proration. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, e.g., for purposes of determining Indebtedness or Net Working Capital, the amount of any Taxes based on or measured by income, payroll, transactions, or receipts of the Group Companies for the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Group Companies for the portion of such Straddle Period that ends on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)Tax Proceedings. Notwithstanding anything to the contrary, this Section 6.11(d) shall be effective only with respect to Tax Proceedings that are noticed or commenced before the Actual Net Working Capital Adjustment and Actual Indebtedness are determined and finalized pursuant to Section 3.3(b)(ii). After the Closing, the Group Companies and Parent shall promptly notify Seller in writing upon receiving notice from any taxing authority of the commencement of any audit, investigation, inquiry or proceeding that could reasonably be expected to reduce the amounts due to Seller under this Agreement (a

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“Tax Proceeding”). Parent shall control the conduct of any such Tax Proceeding; provided, however, Buyer shall (i) keep Seller apprised of the status of such Tax Proceeding; (ii) provide Seller with copies of any written correspondence or other submissions received from a taxing authority with respect to such Tax Proceeding; (iii) provide drafts of any written correspondence to be provided to any taxing authority in connection with such Tax Proceeding to Seller for Seller’s review and reasonable comment; and (iv) not enter into any settlement of, or otherwise compromise, any such Tax Proceeding without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

(e)Compensation Related Payments. Parent and Buyer agree that any amounts to be paid pursuant to this Agreement that are treated as compensation for income Tax purposes may be paid to the Group Companies (at such time upon which such payment is due), which in turn, shall pay the applicable recipient such amounts through the Group Companies’ payroll, less applicable withholding Taxes, and will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such withholding was made.

(f)Cooperation. Parent and Buyer shall (and shall cause the Group Companies to), and Seller shall, cooperate fully, as and to the extent reasonably requested by the other Party in providing such cooperation, in connection with the preparation and filing of any Tax Return and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other Proceeding or any Tax planning and making employees available on a mutually convenient basis on reasonable notice during normal business hours to provide additional information and explanation of any material provided hereunder.

(g)Termination of Existing Tax Sharing Agreements. Any and all existing Tax indemnity, Tax sharing or Tax allocation agreement, whether written or not (other than such commercial agreements entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes), binding upon any Group Company shall be terminated as of the Closing Date. After such date neither any Group Company, Buyer nor Parent shall have any Liabilities thereunder.

(h)Check-the-Box-Election. Parent, in its sole and absolute discretion, may file or cause to be filed an election to cause Buyer to be treated as an association taxable as a corporation for U.S. federal income Tax purposes under Treasury Regulation Section 301.7701-3(c) with an effective date that is or is prior to the Closing Date.

Section 6.12Nasdaq Listing

. Parent shall cause the Closing Stock Merger Consideration to be listed on the Nasdaq promptly following the Closing.

Section 6.13Release of Earn-Out Funds

. The Earn-Out Escrow Amount shall be held by the Escrow Agent and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement and shall be disbursed in accordance with this Section 6.13 and the Escrow Agreement. Within five (5) Business Days of the final determination of the total earnout payment (if any) required to be paid by the Group Companies to the sellers under Project Glass (which the Parties acknowledge and agree will not exceed $2,000,000) (such amount actually paid by the Group Companies, the “Project Glass Earn-Out Amount”), Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (i) deliver to Buyer an amount equal to the Project Glass Earn-Out Amount (if any) from the Earn-Out Escrow Account, and (ii) distribute the remaining balance of the Earn-Out Escrow Account (if any) to Seller (or its designees, which may be a paying agent) as a portion of the Post-Closing Merger Consideration. The Earn-Out Escrow Amount shall be Buyer’s sole recourse with respect to, and the exclusive source of funds for, any payments required to be made by the Group Companies in respect of any earnout obligations contemplated by Project Glass and, for the avoidance of doubt, Seller shall not have

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any Liability for any amounts due pursuant to this Section 6.13 except to the extent of funds available in the Earn-Out Escrow Account. The Project Glass Purchase Agreement will not be amended or modified or terminated, and no rights or obligations thereunder will be waived, transferred, assigned or delegated, without the prior written consent of Buyer and, to the extent that any such amendment, modification, waiver, termination, transfer, assignment or delegation adversely affects Seller, Seller.

Section 6.14Lock-Up

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(a)Seller agrees that, during the period beginning from the Closing Date and continuing to and including the date that is one hundred eighty (180) days after the Closing Date (the “Lock-Up Period”), Seller will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer, assign or dispose of any of the Merger Shares. The foregoing restriction is expressly agreed to preclude Seller from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Merger Shares even if such shares would be disposed of by someone other than Seller. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including. without limitation, any put or call option) with respect to any of the Merger Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares. Notwithstanding the foregoing, Seller may:

(i)transfer the Merger Shares in connection with a change of control transaction that is consummated during the Lock-Up Period that has been approved by the board of directors of Parent; provided, that in the event that such change of control transaction is not completed, the Merger Shares shall remain subject to the restrictions contained in this Section 6.14 to the extent that the Lock-Up Period has not expired; and

(ii)transfer the Merger Shares to (A) another corporation, partnership, limited liability company or other entity that controls, is controlled by or is under common control with Seller or (B) as part of a disposition, transfer or distribution by Seller to its partners, limited liability company members or other equity holders, or if Seller is a corporation, to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Merger Shares subject to the provisions of this Section 6.14 and there shall be no further transfer of such Merger Shares except in accordance with this Section 6.14; provided, further, that any such transfer shall not involve a disposition for value.

(b)For purposes of this Section 6.14:

(i)“Capital Stock” shall mean any and all shares, interests, participations, or other Equity Securities or equivalents (however designated) of capital stock of a corporation, any and all Equity Securities in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, or options to purchase, or other arrangements or rights to acquire any of the foregoing.

(ii)“change of control transaction” shall mean that, after the Closing Date, any Person or two or more Persons acting in concert (other than Parent, any Affiliate of Parent or any successor entity thereto) shall have acquired beneficial ownership, directly or indirectly, of Capital Stock of Parent (or other securities convertible into such Capital Stock) representing 50% or more of the combined voting power of all Capital Stock of Parent.

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Section 6.15Name Change

. Within sixty (60) days following the Closing Date, Seller shall (a) change its company name to remove any reference to the name “BillingTree” (or any derivation thereof) or any other trade name used by the Group Companies, and (b) Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change or name or to terminate its qualification therein.

Section 6.16Employee Benefits Plans

. If and to the extent requested by Buyer (which request shall be made no later than five (5) Business Days before the Closing Date), Seller shall cause the board of directors (or equivalent governing body) of the Group Companies to adopt, no later than the day prior to the Closing Date, a written consent (in the form of which shall have been approved by Buyer, whose approval shall not be unreasonably withheld, conditioned or delayed) terminating the Electronic Payment Providers 401(k) Plan and the Project Glass Target’s 401(k) Plan, with such terminations to be effective no later than the day immediately prior to the Closing Date.

Section 6.17Section 280G

. Prior to the Closing, to the extent that any “disqualified individual” (within the meaning of Section 280G of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 280G”)) has the right to receive or retain any payments or benefits in connection with the transactions contemplated by this Agreement that reasonably would be expected to constitute “parachute payments” (within the meaning of Section 280G), the Group Companies will (a) solicit and use commercially reasonable efforts to obtain, from each such person whom the Group Companies reasonably believe is a “disqualified individual,” a waiver of all or a portion of such disqualified individual's rights or potential rights to any such payments and/or benefits (the “Waived 280G Benefits”), such that none of the remaining payments and/or benefits applicable to such disqualified individual would be deemed to be “excess parachute payments” pursuant to Section 280G, and (b) thereafter, with respect to each disqualified individual who executes the waiver described in clause (a), submit for approval the right of any such disqualified individual to receive or retain the Waived 280G Benefits to a vote of the holders of the equity interests of the applicable member of the Group Companies entitled to vote on such matters, in the manner intended to satisfy the requirements under Section 280G(b)(5) of the Code and the regulations and guidance promulgated thereunder. At least five (5) Business Days prior to soliciting the waivers of the Waived 280G Benefits, the Group Companies shall provide to Buyer drafts of the waivers, disclosure and other approval materials and Section 280G calculations for Buyer’s review and comment. To the extent that any Contract, agreement, plan or arrangement is entered into (or planned to be entered into) by, or at the direction of, Buyer, Parent and/or any of their respective Affiliates and a disqualified individual at or prior to Closing (the “Buyer Arrangements”), Buyer shall provide a copy of such Contract, agreement, plan or arrangement to the Company at least seven (7) Business Days before the Closing and cooperate with the Group Companies in good faith in order to calculate or determine the value (for purposes of Section 280G) of any payments or benefits granted or contemplated therein that may constitute, individually or in the aggregate with other payments and/or benefits, “parachute payments”; provided that the Group Companies’ failure to include the Buyer Arrangements in the equityholder voting materials described herein, due to Buyer’s breach of its obligations set forth herein, will not result in a breach of this Section 6.18. To the extent applicable, at least one (1) Business Day prior to the Closing, the Group Companies will deliver to Buyer evidence reasonably satisfactory to Buyer that a vote of holders of the equity interests of the applicable member of the Group Companies was solicited in accordance with the foregoing provisions of this Section 6.18 and that either (i) the requisite number of votes of holders of the equity interests of the applicable member of the Group Companies was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained. If such 280G Approval is not obtained, then any disqualified individual who executed a waiver with respect to his or her Waived 280G Benefits will not be entitled to receive or retain his or her Waived 280G Benefits.

Section 6.18Project Glass

. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, without the prior

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approval of Buyer (not to be unreasonably withheld, conditioned or delayed), Seller, the Company and Electronic Payment Providers, Inc. shall maintain and account for the Project Glass Target as an independent business and shall not combine the Project Glass Target with any business operations of the Company or any of its Affiliates or any other third parties, and Seller, the Company and Electronic Payment Providers, Inc. shall not shift or utilize, or permit the Project Glass Target to shift or utilize, and sales, customers, sales personnel or other assets from the Project Glass Target to the Company or any of its Affiliates, including without limitation converting any customers to another processing platform.

Section 6.19Portfolio Company Disclosures

. Prior to the Closing, Seller shall not, and shall cause the Restricted Persons not to, and shall cause the Restricted Persons’ respective controlled Affiliates (and the controlled Affiliates of the Management Companies) not to, and shall cause each of the Restricted Persons’ respective Affiliated investment funds and the respective Restricted Persons’ majority-owned Affiliates not to, and shall direct the Restricted Persons’ respective equityholders, directors, officers, limited partners, members, employees, representatives and agents not to, disclose any customer lists, partner lists, pricing information or other competitively sensitive confidential information to a Portfolio Company.

Article 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1Conditions to the Obligations of the Parties

. The obligations of each of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, written waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b)no Order (including by temporary restraining order or preliminary or permanent injunction) issued by any Governmental Entity shall be in effect and issued and not withdrawn which would restrain or prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or cause such transactions to be rescinded.

Section 7.2Other Conditions to the Obligations of Parent, Buyer and Merger Sub

. The obligations of Parent, Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver by Parent of the following further conditions:

(a)(i) the representations and warranties of Seller and the Company set forth in Article 4 (other than those representations and warranties that address matters as of particular dates (including the “date hereof”)) shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualification contained therein other than those in Section 4.8(a)) as of the date hereof and as of the Closing Date as though then made, and (ii) the representations and warranties of Seller and the Company set forth in Article 4 that address matters as of particular dates (including the “date hereof”) shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualification contained therein other than those in Section 4.8(a)) as of such dates, except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct has not had, or would not reasonably be expected to have, a Company Material Adverse Effect;

(b)the Company and Seller shall have duly performed and complied with all covenants required to be performed or complied with by the Company and Seller under this Agreement on

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or prior to the Closing Date, except where the failure to perform and comply has not had a Company Material Adverse Effect;

(c)prior to or at the Closing, the Company shall have delivered the following closing documents to Buyer:

(i)a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by Seller and the Company;

(ii)written resignations of (A) each of the directors, managers or similar governing Persons of each Group Company and (B) those officers of each Group Company designated in writing by Buyer at least five (5) Business Days prior to the Closing Date, in each case duly executed by each such Person in the form attached as Exhibit G hereto;

(iii)all third party consents identified on Section 7.2(c)(iii) of the Company Disclosure Schedules in reasonable form (or otherwise reasonably acceptable to Parent and Seller), duly executed by the Person providing such consent;

(iv)the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(v)the Debt Payoff Letters, in customary form, duly executed by the payee with respect thereto;

(vi)a certificate of the secretary of the Company, in the form of Exhibit H attached hereto, certifying that (A) attached thereto is a true, correct and complete copy of (1) the certificate of incorporation, articles of incorporation, certificate of formation, articles of organization, certificate of limited partnership or articles of limited partnership, as applicable, of each Group Company, (2) the other Governing Documents of each Group Company and any shareholders’ agreement or similar agreement to which each Group Company is a party (if any), (3) resolutions duly adopted by the board of managers of the Company authorizing the performance of the transactions contemplated by this Agreement and the execution and delivery of the Transaction Documents to which it is a party and (4) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of Delaware, and (B) the resolutions referenced in subsection (A)(3) are still in effect;

(vii)(A) a duly and validly executed IRS Form W-9 from Seller and (B) a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c) and including a notice to the IRS as prescribed by Treasury Regulation Section 1.897-2(h)(2), including an authorization for Buyer to mail such notice and certificate to the IRS after the Closing Date (a “FIRPTA Certificate”);

(viii)evidence of termination of the Management Services Agreement, dated as of October 3, 2016, by and between Electronic Payment Providers, Inc. and the applicable Management Company, in the form of Exhibit I attached hereto; and

(ix)each of the other Transaction Documents to which Seller or the Company is a party, duly executed by the Company or Seller, to the extent applicable.

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Section 7.3Other Conditions to the Obligations of the Company and Seller

. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver by Seller of the following further conditions:

(a)(i) the representations and warranties of Parent, Buyer and Merger Sub set forth in Article 5 (other than those representations and warranties that address matters as of particular dates (including the “date hereof”)) shall be true and correct (without giving effect to any materiality or Buyer Material Adverse Effect qualification contained therein other than those in Section 5.17) as of the date hereof and as of the Closing Date as though then made, and (ii) the representations and warranties set forth in Article 5 that address matters as of particular dates (including the “date hereof”) shall be true and correct (without giving effect to any materiality or Buyer Material Adverse Effect qualification contained therein other than those in Section 5.17) as of such dates, except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct has not had, or would not reasonably be expected to have, a Buyer Material Adverse Effect;

(b)Parent, Buyer and Merger Sub shall have duly performed and complied with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date, except where the failure to perform and comply has not had a Buyer Material Adverse Effect; and

(c)prior to or at the Closing, Buyer shall have delivered the following closing documents to Seller:

(i)a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(ii)the Escrow Agreement, duly executed by Buyer; and

(iii)each of the other Transaction Documents to which Buyer, Parent or Merger Sub is a party, duly executed by Buyer, Parent or Merger Sub, as applicable.

Section 7.4Frustration of Closing Conditions

. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s breach of this Agreement, including its failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.3.

Article 8
TERMINATION

Section 8.1Termination

. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)by mutual written consent of Buyer and Seller;

(b)by Buyer, if any of the representations and warranties of the Company or Seller set forth in Article 4 shall not be true and correct or if any of the covenants of the Company or Seller set forth in this Agreement shall have been breached or not performed, in each case such that any of the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not be satisfied as of such date, and the breach or breaches are incapable of being cured or are not cured prior to the earlier of 20 days after written notice thereof is delivered to Seller by Buyer or the Termination Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Buyer, Parent or Merger Sub is then in material breach of this Agreement (which breach would cause the conditions set forth in

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Section 7.2(a) or Section 7.2(b), as applicable, not to be satisfied) or has otherwise breached the Agreement in a manner that caused such Company or Seller breach;

(c)by Seller, if any of the representations and warranties of Parent, Buyer or Merger Sub set forth in Article 5 shall not be true and correct or if any of the covenants of Parent, Buyer or Merger Sub set forth in this Agreement shall have been breached or not performed, in each case such that any of the conditions to Closing set forth in Section 7.3(a) or Section 7.3(b), as applicable, would not be satisfied as of such date, and the breach or breaches are incapable of being cured or are not cured prior to the earlier of 20 days after written notice thereof is delivered to Buyer by Seller or the Termination Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company or Seller is then in material breach of this Agreement (which breach would cause the conditions set forth in Section 7.3(a) or Section 7.3(b), as applicable, not to be satisfied) or has otherwise breached the Agreement in a manner that caused such Parent, Buyer or Merger Sub breach;

(d)by Buyer, if the transactions contemplated by this Agreement shall not have been consummated by August 31, 2021 (the “Termination Date”), unless the failure to consummate the transactions contemplated by this Agreement by such date is the result of a material breach by Parent, Buyer or Merger Sub of their respective representations, warranties, obligations or covenants under this Agreement;

(e)by Seller, if the transactions contemplated by this Agreement shall not have been consummated by the Termination Date, unless the failure to consummate the transactions contemplated by this Agreement by such date is the result of a material breach by the Company or Seller of their respective representations, warranties, obligations or covenants under this Agreement; or

(f)by either Buyer or Seller, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have used commercially reasonable efforts to remove such Order and shall have complied in all respects and taken all actions required by Section 6.3 hereof.

Section 8.2Effect of Termination

. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, Buyer, Merger Sub, the Company or Seller or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, the second sentence of Section 6.2, Section 6.4 and Article 10, and (b) any liability of any Party for any willful breach of any of the provisions contained in this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by any Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder) prior to such termination. For clarity, Seller may petition a court to award damages in connection with any willful breach by Buyer, Parent or Merger Sub of the terms and conditions set forth in this Agreement, and Buyer, Parent and Merger Sub agree that such damages shall not necessarily be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Company and/or Seller (and its equityholders).

Article 9
Survival; Indemnification

Section 9.1Survival

. Notwithstanding anything to the contrary contained herein, none of the representations, warranties, covenants or agreements of the Parties in this Agreement or in any instrument or certificate delivered by the Parties pursuant to this Agreement shall survive the Closing, such that no

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claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against (a) Seller, the Group Companies or their respective present or former Affiliates, officers, directors, managers, employees, partners, equityholders, members, agents, attorneys, representatives, successors or permitted assigns (collectively, the “Company Parties”), or (b) Parent, Buyer or their respective present or former Affiliates, officers, directors, managers, employees, partners, equityholders, members, agents, attorneys, representatives, successors or permitted assigns (collectively, the “Parent Parties”) and, absent Fraud, from and after the Closing, there will be no Liability of the Company Parties or Parent Parties in respect thereof; provided that (i) this Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing (a “Post-Closing Covenant”) until such time that such covenant or agreement is fully performed or no longer operative, (b) the Fundamental Representations will survive the Closing and continue in full force and effect thereafter for a period of three (3) years following the Closing Date (or, in the event a claim for indemnity is made in respect of such Fundamental Representations pursuant to Section 9.2 below, until such claim is fully resolved, at which such time such claim shall terminate and no further claim shall be permitted with respect thereto), and (c) nothing shall limit a claim for breach of the Escrow Agreement, the Registration Rights Agreement, the Side Letter or the Restrictive Covenant Agreements. It is the express intent of the Parties that if the survival period of any representation, warranty, covenant or agreement is shorter or longer than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be modified to the survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties. For the avoidance of doubt, (x) Parent and Buyer will be liable for breach of any covenant or agreement requiring performance by the Group Companies after the Closing, and nothing herein will limit or affect Parent’s, Buyer’s or any of their respective Affiliates’ Liability for the failure to pay the Final Equity Value (in whole or in part) or pay any other amounts payable by them (in whole or in part), including the payments contemplated by Section 3.2(c) and the issuance of the Closing Stock Merger Consideration, as and when required by this Agreement and (y) Parent’s and Buyer’s sole recourse prior to Closing for any breach of any of the representations or warranties set forth in Article 4 (other than any Company Fundamental Representation) shall be termination of this Agreement in accordance with Section 8.1(b), and (z) Seller’s and the Company’s sole recourse prior to Closing for any breach of any of the representations or warranties set forth in Article 5 (other than any Buyer Fundamental Representation) shall be termination of this Agreement in accordance with Section 8.1(c). Notwithstanding anything in this Agreement, for the avoidance of doubt, nothing in this Section 9.1 shall relieve any Party from any liability for Fraud committed by such Party, and claims for Fraud shall survive indefinitely.

Section 9.2Indemnification

.

(a)From and after the Closing, Seller shall indemnify Parent and Buyer, each of their respective Affiliates and each of their respective officers, directors, employees, agents, partners, members, representatives, successors and assigns (the “Buyer Indemnified Parties”) and hold the Buyer Indemnified Parties harmless against, and pay on behalf of or reimburse them as and when incurred for, any Damages that they may suffer, sustain or become subject to as the result of, arising out of, relating to or caused by (i) any breach or inaccuracy by Seller or the Company of any Company Fundamental Representations; (ii) the failure of any Company Fundamental Representation to be true and correct as of the Closing Date as though then made; or (iii) any breach by Seller following the Closing of any Post-Closing Covenant.

(b)From and after the Closing, Parent and Buyer shall jointly and severally indemnify Seller and its respective Affiliates and its and their respective equityholders, officers, directors, employees, agents, partners, members, representatives, successors and assigns (the “Seller Indemnified Parties”) and hold the Seller Indemnified Parties harmless against, and pay on behalf of or reimburse them as and when

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incurred for, any Damages that they may suffer, sustain or become subject to as the result of, arising out of, relating to or caused by (i) any breach or inaccuracy by Parent, Buyer and Merger Sub of any Buyer Fundamental Representation; (ii) the failure of any Buyer Fundamental Representation to be true and correct as of the Closing Date as though then made; or (iii) any breach by Parent, Buyer or any Group Company following the Closing of any Post-Closing Covenant.

(c)The indemnification provided for in this Section 9.2 will be subject to the following limitations:

(i)Seller will be liable to the Buyer Indemnified Parties with respect to a claim made under Section 9.2(a)(i) or Section 9.2(a)(ii) only if Parent or Buyer gives Seller written notice (which notice shall set forth the basis of the claim in reasonable detail and calculation of Damages (to the extent then known and quantifiable by Parent or Buyer) or a good faith estimate thereof) on or prior to the date which is three (3) years following the Closing.

(ii)Parent and Buyer will be liable to the Seller Indemnified Parties with respect to a claim made under Section 9.2(b)(i) or Section 9.2(b)(ii) only if Seller gives Parent or Buyer written notice (which notice shall set forth the basis of the claim in reasonable detail and calculation of Damages (to the extent then known and quantifiable by Seller) or a good faith estimate thereof) on or prior to the date which is three (3) years following the Closing.

(iii)The amount of any Damages which any Party seeking indemnification hereunder shall have suffered or incurred shall be determined net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by such Party in respect of any such claim, in each case, net of costs of collections, co-pays, deductibles, and premium adjustments, if any. Any Party seeking indemnification hereunder shall use its commercially reasonable efforts to recover under insurance policies (excluding the R&W Policy) or indemnity, contribution or other similar agreements for any Damages; provided, however, nothing in this Section 9.2(c)(iii) shall require any Party to file suit or pursue or initiate litigation or mandatory arbitration, whether prior to, in conjunction with or after seeking indemnification under this Agreement. To the extent that any Party actually receives any amount under insurance coverage with respect to a matter for which a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, has previously obtained payment in indemnification under this Article 9, such Party shall, as soon as reasonably practicable after receipt of such insurance proceeds, pay and reimburse to the indemnifying Party, for any prior indemnification payment (up to the amount of the insurance proceeds and in each case net of costs and expenses (including direct collection expenses and any retention amounts or increases in premiums) incurred by the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable). Each Party shall and shall cause its Affiliates to use commercially reasonable efforts and take commercially reasonable actions to mitigate any Damages hereunder to the extent required to do so under applicable Law as soon as practicable after becoming aware of any event that could reasonably be expected to, or does, give rise thereto.

Section 9.3Order of Recovery

. The indemnification obligations of Seller provided for in Section 9.2(a) shall be paid (i) first, if available, from the R&W Policy until the amounts recoverable from the R&W Policy have been exhausted and (ii) second, in cash; provided that, except with respect to claims for Fraud, in no event shall the aggregate indemnification obligations of Seller pursuant to this Article 9 (and subject to the limitations thereof) exceed the total amount of cash consideration received by Seller pursuant to this Agreement. The indemnification obligations of Parent, Buyer and Merger Sub shall be paid in cash.

Section 9.4Exclusive Remedy

. The Parties hereto agree that the indemnification provisions set forth in this Article 9 and the R&W Policy shall be the sole and exclusive remedy of the Buyer

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Indemnified Parties for any claims for any inaccuracy or breach of any representation or warranty by any Party set forth in this Agreement (or any certificate delivered hereunder), other than claims for Fraud against the Party who committed the Fraud. Parent and Buyer shall use commercially reasonable efforts to recover under the R&W Policy for any Damages prior to seeking indemnification under this Agreement; provided, however, nothing in this Section 9.4 shall require Parent or Buyer to file suit or pursue or initiate litigation or mandatory arbitration against the insurer under the R&W Policy, whether prior to, in conjunction with or after seeking indemnification under this Agreement.

Section 9.5Acknowledgement

. Parent and Buyer, for themselves and on behalf of the other Buyer Indemnified Parties and their Affiliates (including, after the Closing, the Group Companies), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, except as expressly set forth in this Article 9 (and subject to the limitations thereof) any and all rights, claims and causes of action it may have against any of the Seller Indemnified Parties or the Group Companies for any breach of any representation, warranty, covenant, agreement or obligation in this Agreement (or any certificate delivered hereunder) are hereby irrevocably waived (except for Fraud against the Party committing such Fraud). Furthermore, without limiting the generality of this Section 9.5, no claim (except for Fraud against the Party committing such Fraud) will be brought or maintained by, or on behalf of, Parent or Buyer (including, after the Closing, the Group Companies) against the Seller Indemnified Parties or the Group Companies, and no recourse will be sought or granted against any of them (except for Fraud against the Party committing such Fraud), by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Seller, the Company or any other Person set forth or contained in this Agreement (or any certificate delivered hereunder). Parent and Buyer, for themselves and on behalf of the other Buyer Indemnified Parties (including, after the Closing, the Group Companies), acknowledge and agree that Parent, Buyer and the Buyer Indemnified Parties may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit Parent and Buyer’s right to seek and obtain any remedy and recovery against the insurer pursuant to the R&W Policy.

Section 9.6Punitive Damages

. No BUYER Indemnified Party OR SELLER INDEMNIFIED PARTY shall be entitled to recover Damages for any punitive, special or exemplary damages unless such damages are to be paid or are payable to a third party.

Article 10
MISCELLANEOUS

Section 10.1Representations, Warranties, Covenants and Agreements

.

(a)Parent, Buyer and Merger Sub each acknowledge that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group Companies, that Parent, Buyer and Merger Sub and their respective representatives have been provided access to the properties, records and personnel of the Group Companies for this purpose, and, in making the determination to proceed with the transactions contemplated by this Agreement, Parent, Buyer and Merger Sub have relied solely and exclusively on the representations and warranties of Seller and the Company expressly and specifically set forth in Article 4, as qualified by the Schedules attached hereto, and the representations and warranties of the parties to the other Transaction Documents (and has not relied on any other representations, warranties, statements or other information). Such representations and warranties constitute the sole and exclusive representations and warranties to

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Parent, Buyer and Merger Sub in connection with the transactions contemplated hereby, and Parent, Buyer and Merger Sub each understand, acknowledge and agree (on behalf of itself and its Affiliates, officers, directors, employees, partners, equityholders, members, agents, attorneys, representatives, successors or permitted assigns (collectively, the “Buyer Parties”)) that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Group Companies, or the quality, quantity or condition of the Group Companies’ assets) are specifically disclaimed by Seller and the Group Companies. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT (AS QUALIFIED BY THE SCHEDULES ATTACHED HERETO) OR ANY OTHER TRANSACTION DOCUMENT, NONE OF SELLER, THE COMPANY OR ITS SUBSIDIARIES MAKES OR PROVIDES, AND PARENT, BUYER AND MERGER SUB HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE GROUP COMPANIES’ ASSETS OR ANY PART THEREOF. In connection with the investigation of the Group Companies by Parent, Buyer and Merger Sub, Parent, Buyer and Merger Sub have received certain projections, including projected statements of operating revenues and income from operations of the Group Companies and certain business plan information. Parent, Buyer and Merger Sub each acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, budgets, pipeline reports and other forecasts and plans, that Parent, Buyer and Merger Sub are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it or made available to it or any of its agents, representatives, lenders or Affiliates, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Accordingly, Parent, Buyer and Merger Sub each hereby acknowledge (on behalf of itself and the other Buyer Parties) that, except as expressly provided in this Agreement (as qualified by the Schedules attached hereto) or any other Transaction Document, none of the Group Companies nor any of their respective Affiliates, officers, directors, employees, partners, members, agents, attorneys, representatives, successors or permitted assigns is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and that Parent, Buyer and Merger Sub have not relied on any such estimates, projections, budgets, pipeline reports or other forecasts or plans.

(b)Seller and the Company each acknowledge that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent, Buyer and Merger Sub, that Seller and the Company and their respective representatives have been provided access to the properties, records and personnel of Parent, Buyer and Merger Sub for this purpose, and, in making the determination to proceed with the transactions contemplated by this Agreement, Seller and the Company have relied solely and exclusively on the representations and warranties of Parent, Buyer and Merger Sub expressly and specifically set forth in Article 5, as qualified by the Schedules attached hereto, and the representations and warranties of the parties to the other Transaction Documents (and has not relied on any other representations, warranties, statements or other information). Such representations and warranties constitute the sole and exclusive representations and warranties to Seller and the Company in connection with the transactions contemplated hereby, and Seller and the Company each understand, acknowledge and agree (on behalf of itself and its Affiliates, officers, directors, employees, partners, equityholders, members, agents, attorneys, representatives, successors or permitted assigns (collectively, the “Seller Parties”)) that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of Parent, Buyer and Merger Sub, or the quality, quantity or condition of Parent’s, Buyer’s and Merger Sub’s assets) are specifically disclaimed by Parent, Buyer and Merger Sub. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT (AS QUALIFIED BY THE SCHEDULES ATTACHED HERETO) OR ANY OTHER TRANSACTION

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DOCUMENT, NONE OF Parent, Buyer and Merger Sub MAKES OR PROVIDES, AND SELLER AND THE COMPANY HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF Parent’s, Buyer’s and Merger Sub’s ASSETS OR ANY PART THEREOF. In connection with the investigation of Parent, Buyer and Merger Sub by Seller and the Company, Seller and the Company may have received certain projections, including projected statements of operating revenues and income from operations of Parent, Buyer and Merger Sub and certain business plan information. Seller and the Company each acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, budgets, pipeline reports and other forecasts and plans, that Seller and the Company are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it or made available to it or any of its agents, representatives, lenders or Affiliates, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Accordingly, Seller and the Company each hereby acknowledge (on behalf of itself and the other Seller Parties) that, except as expressly provided in this Agreement (as qualified by the Schedules attached hereto) or any other Transaction Document, none of Parent, Buyer and Merger Sub nor any of their respective Affiliates, officers, directors, employees, partners, members, agents, attorneys, representatives, successors or permitted assigns is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and that Seller and the Company have not relied on any such estimates, projections, budgets, pipeline reports or other forecasts or plans.

Section 10.2Entire Agreement; Assignment; Amendment

. This Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof, and together with the Confidentiality Agreement and the other Transaction Documents, (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Parent and Seller; provided, that without the prior written consent of Seller, each of Parent, Buyer and Merger Sub may (i) assign any of its rights or interests in this Agreement to one or more of its Affiliates, and (ii) may collaterally assign its rights under this Agreement to any financial institution or other secured lender; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.2 shall be void. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent (on behalf of itself, Buyer and Merger Sub and, following the Closing, on behalf of the Company) and Seller (on behalf of itself and, prior to the Closing, the Company). This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any Party or Parties effected in a manner which does not comply with this Section 10.2 shall be void.

Section 10.3Notices

. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic mail or electronically via PDF format to the email address set out below (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Parent or Buyer (or, following the Closing, to the Final Surviving Company, or if Seller delivers a Tax Election, following the Closing, the Initial Surviving Company):

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Repay Holdings Corporation
3 West Paces Ferry Road, Suite 200
Atlanta, Georgia 30305
Attention:Tyler B. Dempsey, General Counsel
E-mail:tdempsey@repay.com

with a copy (which shall not constitute notice to Buyer) to:

Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street NE, Suite 3000
Atlanta, Georgia 30308
Attention:Brendan J. Thomas
E-mail:brendan.thomas@troutman.com

To the Company (prior to the Closing):

BT Intermediate, LLC
c/o Parthenon Capital Partners
4 Embarcardero Center, Suite 3610
San Francisco, CA 94111
Attention:Zach Sadek
Tom Hough

Paul Marnoto
E‑mail:zachs@parthenoncapital.com
thomash@parthenoncapital.com
pmarnoto@parthenoncapital.com

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862‑2200

Attention: Jeffrey Seifman, P.C.

Shelly M. Hirschtritt, P.C.

Katherine M. Bryan

Email: jseifman@kirkland.com

shirschtritt@kirkland.com

katherine.bryan@kirkland.com

To Seller:

BillingTree Parent, L.P.
c/o Parthenon Capital Partners
4 Embarcardero Center, Suite 3610
San Francisco, CA 94111
Attention:Zach Sadek
Tom Hough

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Paul Marnoto
E‑mail:zachs@parthenoncapital.com
thomash@parthenoncapital.com
pmarnoto@parthenoncapital.com

with a copy (which shall not constitute notice to Seller) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862‑2200

Attention: Jeffrey Seifman, P.C.

Shelly M. Hirschtritt, P.C.

Katherine M. Bryan

Email: jseifman@kirkland.com

shirschtritt@kirkland.com

katherine.bryan@kirkland.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.4Governing Law

. This Agreement, and any claim or controversy related hereto, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.5Fees and Expenses

. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that all fees and expenses related to the Escrow Agreement and the R&W Policy shall be borne entirely by Buyer and Parent; and provided further, that in the event that the transactions contemplated by this Agreement are consummated, Buyer shall, or shall cause the Company to, pay all Company Expenses in accordance with Section 3.2(c)(ii).

Section 10.6Construction

. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.

Section 10.7Exhibits and Schedules

. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules have been arranged solely for purposes of convenience in separate sections corresponding to sections of this Agreement; provided that any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent from the face of such disclosure. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items

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so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 10.8Parties in Interest

. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.5 and Article 9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.9Extension; Waiver

. At any time prior to the Closing, Seller may, on behalf of itself and the Company, (a) extend the time for the performance of any of the obligations or other acts of Parent, Buyer or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent, Buyer or Merger Sub contained herein or in any document, certificate or writing delivered by Parent, Buyer or Merger Sub pursuant hereto, or (c) waive compliance by Parent, Buyer and Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may, on behalf of itself and Buyer and Merger Sub, (i) extend the time for the performance of any of the obligations or other acts of any Group Company or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Seller contained herein or in any document, certificate or writing delivered by any Group Company or Seller pursuant hereto, or (iii) waive compliance by the Company and Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.10Severability

. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.11Counterparts; Facsimile Signatures

. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person. Any electronic signatures, whether digital or encrypted, of the Parties are intended to authenticate this writing and to have the same force and effect as manual signatures.

Section 10.12WAIVER OF JURY TRIAL

. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER

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AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.13Jurisdiction and Venue

. Each of the Parties (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.3. Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.14Remedies

. Each Party acknowledges and agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, and would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. The Parties acknowledge and agree that (a) the other Parties shall be entitled to an injunction, specific performance, or other non-monetary equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13, without proof of damages and without any requirement to post a bond, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which such other Parties are entitled under this Agreement, (b) the provisions set forth in Section 8.2 (i) are not intended to and would not adequately compensate for the harm that would result from a breach of this Agreement prior to its valid termination and (ii) shall not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance, or other non-monetary equitable relief and (c) the right to obtain an injunction, specific performance, or other non-monetary equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other non-monetary equitable relief on the basis that the other Parties have an adequate remedy at law. If, on or prior to the Termination Date, any Party hereto brings any action, in each case in accordance with Section 10.13, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Termination Date shall automatically be extended (A) for the period during which such action is pending, plus ten (10) Business Days or (B) by such other time period established by the court presiding over such action, as the case may be. Notwithstanding anything herein to the contrary, in no event shall this Section 10.14 be used, alone or together with any other provision of this Agreement, to require any Party to remedy any breach of any representation or warranty of such Party made herein.

Section 10.15Waiver of Conflicts; Privileged Matters

.

(a)Recognizing that Kirkland & Ellis LLP (the “Specified Counsel”) have acted as legal counsel to Seller and its Affiliates and the Group Companies prior to the Closing, and that the

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Specified Counsel intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Parent, Buyer, Merger Sub and the Company hereby (i) waives, on its own behalf and agrees to cause its Affiliates to waive, any claim they have or may have that the Specified Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation insofar as it relates to the transactions contemplated by this Agreement, and (ii) agrees that, in the event that a dispute arises after the Closing between Parent, Buyer, a Group Company or one of its Affiliates, on the one hand, and Seller or one of its Affiliates, on the other hand, the Specified Counsel may represent Seller or its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or any Group Company and even though the Specified Counsel may have represented a Group Company in a matter substantially related to such dispute. As to any privileged attorney-client communications between the Specified Counsel and any of the Group Companies prior to the Closing (collectively, the “Privileged Communications”), Parent, Buyer and Merger Sub agree that neither they nor any Group Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, may use or rely on any of the Privileged Communications in any action against or involving Seller or any of its Affiliates (which will no longer include the Group Companies) after the Closing.

(b)Parent, Buyer and Merger Sub acknowledge that all privileged communications in any form or format whatsoever between or among the Specified Counsel and Seller, its Affiliates, any Group Company or any of their respective officers, directors, employees, agents or representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by any Group Company, or any dispute arising under this Agreement, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Seller and its Affiliates (and not the Group Companies) and shall not pass to or be claimed by Parent, Buyer, Merger Sub or any of the Group Companies. Accordingly, the Group Companies shall not, without Seller’s consent, have access to any such Privileged Deal Communications, or to the files of the Specified Counsel relating to its engagement, whether or not the Closing shall have occurred and the Specified Counsel shall not have any duty whatsoever to reveal or disclose any such Privileged Deal Communications or files. Parent, Buyer and Merger Sub agree that they will not, and that they will cause the Group Companies not to, (i) access or use the Privileged Deal Communications against Seller or its Affiliates or any of their respective employees, officers, directors, equityholders or representatives, (ii) seek to have any Group Company waive the attorney-client privilege or any other privilege, or otherwise assert that Parent, Buyer, Merger Sub or any Group Company has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, against Seller or its Affiliates or representatives or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from any Group Company, Seller, or the Specified Counsel in any dispute that arises after the Closing between a Parent, Buyer, a Group Company or one of its Affiliates, on the one hand, and Seller or one of its Affiliates, on the other hand.

(c)Each of Parent, Buyer and Merger Sub further agree, on behalf of itself and, after the Closing, on behalf of the Group Companies, that all communications in any form or format whatsoever between or among the Specified Counsel and Seller, its Affiliates, any Group Company or any of their respective officers, directors, employees, agents or representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by any Group Company or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to Seller and its Affiliates (and not the Group Companies) and shall not pass to or be claimed by Parent, Buyer, Merger Sub or any of the Group Companies.

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(d)If Parent or Buyer or any Group Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Parent or Buyer shall promptly notify Seller in writing (including by making specific reference to this Section 10.15(d)) so that Seller can seek a protective order, and Parent and Buyer agree to use all commercially reasonable efforts to assist therewith.

Section 10.16Consents

. Parent and Buyer acknowledge that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which a Group Company is a party (including the Significant Contracts and Leases) and such consents may not have been obtained. Parent and Buyer agree and acknowledge that Seller and the Company shall have no liability whatsoever to Parent or Buyer arising solely out of the failure to obtain any consents that were set forth on Section 4.6 of the Company Disclosure Schedules or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a direct result of the failure to obtain any consents set forth on Section 4.6 of the Company Disclosure Schedules. In the event any counterparty to any such consent refuses to use the form of third party consent agreed upon by the Parties as of the execution of this Agreement, Seller shall consult with Buyer on the form and substance of any consents or notices contemplated by Section 4.6 of the Company Disclosure Schedules prior to the delivery thereof and shall consider Buyer’s comments thereto in good faith. For the avoidance of doubt, nothing in this Section 10.16 shall affect the obligation of Seller to satisfy the closing conditions set forth in Section 7.2(b) and Section 7.2(c)(iii).

Section 10.17Guarantee

.

(a)Parent unconditionally and irrevocably guarantees to Seller the full and timely performance of Buyer’s obligations under this Agreement including the full, complete and timely payment of the Aggregate Closing Cash Consideration, Funded Indebtedness, Company Expenses and any other amounts payable by Buyer hereunder, in each case if and when due and payable by Buyer in accordance with the terms of this Agreement as the same is now or may hereafter be in effect. If Buyer defaults for any reason whatsoever on any of its payment obligations hereunder, then Parent shall unconditionally satisfy or cause to be satisfied the applicable obligations promptly upon notice from Seller specifying the default so that the same benefits shall be conferred on Seller as would have been received if such obligations had been duly performed and satisfied. Seller shall not be required to initiate and Proceeding against Buyer or any other Person prior to or contemporaneously with any Proceeding against Parent.

(b)Subject to the terms and conditions hereof, Parent waives (i) any and all legal and equitable defenses available to a guarantor (other than performance in full by Buyer or defenses available to Buyer under this Agreement) and (ii) promptness, diligence, presentment, demand of payment, protest, order and any notices hereunder, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement and any notice of acceptance (other than notices required to be delivered to Buyer pursuant to the terms hereof). The guarantee set forth in this Section 10.17 shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all obligations of Buyer hereunder, notwithstanding the winding up, liquidation, dissolution, merger or other incapacity or other restructuring of Buyer or any change in the status, control or ownership of Buyer or lack of enforceability of this Agreement against Buyer or lack of authority of Buyer to enter into this Agreement. With respect to Buyer’s payment obligations hereunder, the guarantee set forth in this Section 10.17 is a primary guarantee of payment and not just of collection.

Section 10.18Non-Recourse

. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement. Except to the extent a Party to this Agreement, no past, present or future equityholder, member, partner, manager, director, officer, employee

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(present or former), Affiliate, financing source or agent or representative of any Party to this Agreement will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Parties to this Agreement or for any claim based upon, arising out of or related to this Agreement or the transactions contemplated hereby. Without limiting the foregoing, no claim will be brought or maintained by Parent, Buyer, the Company, Seller or any of its respective successors or permitted assigns against any officer, director, manager, employee (present or former), equityholder, partner, financing source or Affiliate, or any agent or representative of any of the foregoing, which is not otherwise expressly identified as a Party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder or otherwise in relation to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in no event shall the limitations in this Section 10.18 apply to claims for Fraud against the Party who committed such Fraud.

Section 10.19R&W Policy

. Nothing in this Agreement shall in any way limit Parent or Buyer or any of their respective Affiliates from making any claims or receiving any recoveries under the representation and warranty insurance policy obtained by Buyer in connection herewith (the “R&W Policy”), whether for breaches under this Agreement or any other claim that may be permitted to be made under the R&W Policy. Buyer shall not, without the prior written consent of Seller, amend, terminate or modify, in whole or in part, the R&W Policy in a manner that would terminate, reduce or limit the effect of the R&W Policy insurer’s waiver of any subrogation rights against Seller thereunder.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Merger Agreement to be duly executed on its behalf as of the day and year first above written.

BillingTree Parent, L.P.

By:   /s/ Christine Lee

Name:  Christine Lee

Title:  Authorized Signatory

BT Intermediate, LLC

By:   /s/ Christine Lee

Name:  Christine Lee

Title:  Chief Executive Officer

REPAY HOLDINGS CORPORATION

By:   /s/ John A. Morris

Name:  John A. Morris

Title:  Chief Executive Officer

BECKHAM ACQUISITION LLC

By:   /s/ John A. Morris

Name:  John A. Morris

Title:  Chief Executive Officer

BECKHAM MERGER SUB LLC

By:   /s/ John A. Morris

Name:  John A. Morris

Title:  Chief Executive Officer

SIGNATURE PAGE TO MERGER AGREEMENT

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